As filed with the Securities and Exchange Commission on October 8, 2014

Registration No. 333-180775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PATENT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6794	30-0342273
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two High Ridge Park

Stamford, CT 06905

Phone: (203) 461-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Ellenthal

Vice Chairman, Chief Executive Officer

Two High Ridge Park

Stamford, CT 06905

Phone: (203) 461-7200

Jonathan Siegel

Chief Administrative Officer, General Counsel, Secretary

Two High Ridge Park

Stamford, CT 06905

Phone: (203) 461-7200

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This Registration Statement is a Post-Effective Amendment No. 6 to Registration Statement No. 333-180775 and shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement on Form S-1 (Registration No. 333-180775) (the “Registration Statement”), which was most recently declared effective by the Commission on February 13, 2014 is being filed to update disclosure to include recent audited financial statements and other information. In connection with this Post-Effective Amendment, we have also updated disclosure to include recent interim financial statements, including updates to our Management’s Discussion and Analysis and updated our Business description.

PATENT PROPERTIES, INC.

Up to 3,005,557 shares of Common Stock

This prospectus relates to the offer and resale of up to 3,005,557 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus beginning on page 15. All of such shares of common stock are currently issued and outstanding.

Concurrently with the offering being made by the selling stockholders named in this prospectus, an additional 8,856,463 shares of our common stock are being offered by those selling stockholders named in a separate prospectus included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No.333-191783) (the “Primary Registration”).

The selling stockholders may offer, sell or distribute all or a portion of their shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares. See “Plan of Distribution” beginning on page 21 of this prospectus.

Mr. Jay Walker, the Executive Chairman of the Board of Directors of the Company, has a controlling interest in Walker Digital LLC. Walker Digital owns approximately 49% of our common stock and owns 100% of the series B convertible preferred stock, which series of preferred stock entitles Walker Digital to cast 80% of the total votes that may be cast with respect to any matter brought to the holders of common stock for a vote. As a result, the company currently is, and subsequent to the sale of all of the shares of common stock being offered by the selling stockholders, will continue to be under the control of Walker Digital and Mr. Walker.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “PPRO”. On October 7, 2014, the closing price of our common stock was $2.58 per share. As of September 30, 2014, we had 20,741,572 shares of common stock outstanding.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is October 8, 2014

PATENT PROPERTIES, INC. HAS NOT REGISTERED THE SHARES OF COMMON STOCK THAT MAY BE SOLD BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. SELLING STOCKHOLDER, AND ANY BROKERS OR DEALERS, EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK FOR SALE BY THE SELLING SECURITY HOLDERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information that is different from that contained in this prospectus. We and the stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of applicable securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to projections about our future results, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. Additionally, statements concerning future matters such as financial results and other statements regarding matters that are not historical are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements. Unless the context otherwise requires, the “Company,” “we,” “our,” “us” and similar expressions refer to Patent Properties, Inc. This prospectus contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

Overview of the Business

We, through our wholly-owned subsidiary, develop, license and otherwise enforce patented technologies. We generate revenues by granting intellectual property rights for the use of, or pertaining to, patented technologies. We also monetize our intellectual property through the sale of select patent assets. Patent protection is a key part of our business model, because it provides a period of exclusive ownership during which we can recoup risk capital and generate a profit from inventions. As an entrepreneurially driven entity, we are committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

On July 11, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on September 18, 2013 (the “Closing Date”) Walker Digital Holdings, LLC (“Walker Holdings”), a wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”) became a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, we are now a holding company with our primary operations conducted through Walker Holdings, as more fully discussed herein, although we anticipate that Walker Holdings will transfer a patent licensing system to us or another of our subsidiaries. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”). Under the transaction, Walker Digital received shares of our common stock and shares of a new Series B Preferred Stock, resulting in Walker Digital (after giving effect to the resale transaction described below) owning approximately 49% of the economic interest and approximately 82.5% of the voting interest in the Company. Walker Digital may also receive an additional 2,166,667 shares of common stock, subject to certain performance conditions as more fully described below under “Description of Securities — General”.

Prior to the merger, Walker Digital Licensing and Enforcement (“Walker Licensing”) was a business segment of Walker Digital and was engaged in developing and commercializing the patent and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property to include the sale of select patent assets.

On June 3, 2013, IH LLC f/k/a Walker Holdings, was formed as a limited liability company in the State of Delaware. Walker Digital was the sole member of IH LLC. Immediately prior to the closing of the Merger, Walker Digital contributed Walker Licensing’s assets and business to IH LLC. In connection with the Merger, we acquired IH LLC and Walker Digital transferred ownership of the intellectual property assets that were primary to Walker Licensing’s business to IH LLC. All improvements to those assets, together with any intellectual property produced in connection with the patent licensing system we are developing, will also be assigned pursuant to an Invention Assignment Agreement with Mr. Walker. While the terms of the Invention Assignment Agreement do not entitle us to any other intellectual property Mr. Walker may develop in the future, in view of his significant equity position in the Company and the Company’s platform for the protection of the intellectual property it holds, Mr. Walker may nevertheless determine to develop and commercialize intellectual property through the Company. The terms and conditions of any such transaction would be negotiated between Mr. Walker and our Audit Committee at the time of such determination.

On February 11, 2014, we announced that we entered into a Registration Rights Agreement dated as of February 10, 2014 (the “Secondary Registration Rights Agreement”) in connection with the sale by Walker Digital of an aggregate of 5 million shares of common stock (the “Shares”) at $3.00 per share to a group of accredited investors (the “Investors”) in private resales not requiring registration under the Securities Act of 1933, as amended. The Secondary Registration Rights Agreement required the Company to file a registration statement under the Securities Act with respect to the resale by such Investors of the Shares within 65 days of the effectiveness of the registration statement of which this prospectus forms a part and for such registration statement to be declared effective not later than August 1, 2014. The registration statement required by the Secondary Registration Rights Agreement was declared effective on June 3, 2014. The Company will be indemnified for certain penalty payment obligations which may become due under the Secondary Registration Rights Agreement by Walker Digital pursuant to a Registration Rights Indemnification Agreement dated as of February 10, 2014.

Risks Associated with Our Business

Investing in our common stock involves substantial risk. Before participating in this offering, you should carefully consider all of the information in this prospectus, including the risks discussed in “Risk Factors” immediately following this summary. In particular:

•	Our financial and operating results may be uneven.

•	We will initially be considered a “personal holding company” and will be required to pay personal holding company taxes, which will have an adverse effect on our cash flows, results of operations and financial condition.

•	Our preferred shares bear disproportionate voting rights.

•	New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

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•	In order to grow, we may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

•	Focusing our business model on realizing the value of our intellectual property is a recent initiative and may not result in anticipated benefits.

•	We will seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

•	We will depend on key individuals, including Jay Walker.

•	We may not be entitled to any other intellectual property Mr. Walker may develop in the future, other than improvements to the assets transferred to us in the Merger and the patent licensing system we are developing.

•	In connection with patent enforcement actions that we may conduct, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

•	The burdens of being a public company may adversely affect our ability to pursue litigation.

Financial Results

The condensed consolidated financial statements included in this prospectus have been prepared on a “carve-out” basis from Walker Digital’s accounts and reflect the actual historical accounts directly attributable to Walker Licensing, together with allocations of costs and expenses. The condensed consolidated financial statements are based on significant assumptions and allocations and are not indicative of our actual performance and may not be indicative of our future performance. In addition, such financial statements may not reflect what their results of operations, financial position, and cash flows would have been had Walker Licensing operated as an independent entity. Certain estimates, including allocations from Walker Digital and Walker Licensing, have been made to provide financial statements for stand-alone reporting purposes. We believe that the assumptions underlying the carve-out consolidated financial statements are reasonable.

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Historically, our revenues have fluctuated from period to period and can vary significantly based on a number of factors, including our ability to grant intellectual property protection to parties that we enter into settlements with, which in turn may depend on external trends and developments in our industry and the law and their effect on our portfolio. We consider significant revenue concentrations to include those counterparties who account for 10% or more of our total revenues. For the year ended December 31, 2013 and 2012, the amount of revenue we derived from counterparties representing more than 10% of our total revenues was 89% (with three counterparties representing 46%, another 28% and a third 15%) and 52% (with one counterparty representing 40% and a second representing 12%), respectively. Generally we are willing to engage in settlement discussions with defendants at any appropriate time during the course of litigation and typically agree to settle a dispute when we believe that such a settlement and the terms of the agreement are in our best interest and the best interest of our shareholders.

Selected Consolidated Financial Information

(In thousands)

	Year Ended December 31,	Six Months Ended June 30,	Six Months Ended June 30,
	2013	2014	2013
		(Unaudited)	(Unaudited)
Income Statement Data:
Total revenues	$2,092	$6	$1,124
Cost of revenues	752	-	387
Net revenues	1,340	6	737
Net (loss)	$(14,369)	$(10,205)	$(1,571)
Balance Sheet Data:
Working capital	$23,903	$18,035
Total assets	25,490	20,455
Stockholders’ equity	24,153	18,285

Employees

We have 14 full time employees. Over the course of the next twelve months, we anticipate hiring up to ten additional employees to support our business, including the development of our new patent licensing platform. At this time we believe our staffing is sufficient for our current operations.

Corporate Information

Our offices are located at Two High Ridge Park, Stamford, CT 06905. Our telephone number is (203) 203-461-7200. Our website can be found at www. http://www.patentproperties.com. The information contained in or that can be accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

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THE OFFERING

This prospectus relates to the offer and resale of up to 3,005,557 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus beginning on page 15.

Common stock being offered by the selling security holders:	3,005,557

Total shares of common stock outstanding as of September 30, 2014:	20,741,572 (1)

Terms of the offering	The selling stockholders will determine when and how they will dispose of the common stock registered under this prospectus. For additional information concerning the offering, see “Plan of Distribution” beginning on page 21.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

Ticker symbol:	PPRO

Risk Factors:	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

(1)	The total shares outstanding as of September 30, 2014, is not inclusive of the 2,166,667 shares that may be issuable to Walker Digital, subject to the performance of certain conditions set forth in the merger agreement. For additional information concerning the performance conditions, see “Description of Securities” beginning on page 24.

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RISK FACTORS

We face a variety of risks that may affect our business, financial condition, operating results, the trading price of our common stock, or any combination thereof. You should carefully consider the following information and the other information in this prospectus in evaluating our business and prospects and before making an investment decision with respect to our common stock. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties we describe below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to our Company, our Business and our Industry

Our financial and operating results may be uneven.

Our quarterly operating results may fluctuate substantially. As such, our operating results will be difficult to predict, and you should not rely on quarterly or annual comparisons of our results of operations as an indication of our future performance. Factors that could cause our operating results to fluctuate during any period or that could adversely affect our ability to achieve our revenue goals include the progress and status of our litigations, including settlement negotiations, our ability to protect and enforce our intellectual property rights, changes in demand for products that incorporate our inventions, revenue recognition principles, and changes in accounting policies.

Our financial results are prepared on a carve-out basis and are not indicative of actual operating results and may not be indicative of future operating results.

The condensed consolidated financial statements included in this prospectus have been prepared on a “carve-out” basis from Walker Digital’s accounts and reflect the actual historical accounts directly attributable to Walker Licensing, together with allocations of costs and expenses. The financial statements may not reflect what the results of operations, financial position, and cash flows would have been had Walker Licensing operated as an independent entity. The condensed consolidated financial statements are based on significant assumptions and allocations and are not indicative of our actual performance and may not be indicative of our future performance.

We will initially be considered a “personal holding company” and may be required to pay personal holding company taxes, which would have an adverse effect on our cash flows, results of operations and financial condition.

Under the Internal Revenue Code, any corporation that qualifies as a “personal holding company” may have to pay personal holding company taxes in addition to regular income taxes. A corporation qualifies as a personal holding company for a given tax year if (1) at any time during the last half of that tax year more than 50.0% of the value of its outstanding stock is held by five or fewer individuals and (2) at least 60.0% of the company’s adjusted ordinary gross income constitutes “personal holding company income.” We may be subject to personal holding company taxes in the future. Whether we will be a personal holding company for subsequent years will depend upon whether the share ownership and company adjusted gross income requirements are satisfied. If we no longer satisfy the stock ownership requirement for personal holding company status, our ability to demonstrate that we are no longer a personal holding company may nevertheless be limited, as doing so may require the cooperation of our direct and indirect stockholders. Further, our shares are not currently subject to ownership restrictions that would help us establish that we did not satisfy the stock ownership requirement for personal holding company status. As a personal holding company, our undistributed personal holding company income, which is generally taxable income with certain adjustments, including a deduction for U.S. federal income taxes and dividends paid, will be taxed at a rate of 20.0% (in addition to regular corporate taxes) under current law. Any payment of personal holding company taxes by us will have an adverse effect on our cash flows, results of operations and financial condition and may have an adverse effect on the value of our stock.

Our preferred shares bear disproportionate voting rights.

The holders of our preferred shares have the right to cast 80.0% of the votes to be cast on any matter involving a stockholder vote, including the election of all directors. All of our preferred shares are held by Walker Digital, and Walker Digital holds additional shares of our common stock, entitling it to cast in excess of 80.0% of the votes entitled to be cast with respect to any matter on which our stockholders are entitled to vote. Accordingly, the holders of our preferred shares are able to maintain control of all actions taken by us, including the election of our directors.

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

We expect to spend a significant amount of resources to enforce our patents. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office (the “USPTO”), or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue and any reductions in the funding of the USPTO could negatively impact the value of our assets.

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United States patent laws have been amended by the Leahy-Smith America Invents Act, or the America Invents Act. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our enforcement business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.

Congress is currently considering a bill that would require non-practicing entities that bring patent infringement lawsuits to pay legal costs of the defendants if the lawsuits are unsuccessful. It is not known when, or if, this legislation will be passed.

In addition, the U.S. Department of Justice (“DOJ”) has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Finally, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

In order to grow, we may have to invest more resources in research and development than anticipated, which could increase our operating expenses and negatively impact our operating results.

If new competitors, technological advances by existing competitors, and/or development of new technologies or other competitive factors require us to invest significantly greater resources than anticipated in our patent development efforts, our operating expenses could increase. If we are required to invest significantly greater resources than anticipated in patent development efforts without an increase in revenue, our operating results could decline. We expect these expenses to increase in the foreseeable future as our technology development efforts continue. With respect to our current personnel, the majority are performing managerial and administrative roles and only three individuals are actively engaged in research and development activities. We plan to hire further research and development personnel in the future, although there can be no assurance that we will be able to identify and attract qualified candidates on terms satisfactory to us.

If we are not able to adequately protect our patent rights, our business would be negatively impacted.

We believe our patents are valid, enforceable and valuable. Notwithstanding this belief, third parties may make claims of invalidity with respect to our patents, and such claims could give rise to material additional costs, jeopardize or substantially delay a successful outcome of litigation we are or may become involved in, divert resources away from our other activities, or otherwise materially and adversely affect our business. Similar challenges could also prevent us from obtaining additional patents in the future. Even if we are successful in enforcing our rights, our patents may be less valuable than we currently expect. These risks may be heightened in countries other than the United States, and may be negatively affected by the fact that legal standards in the United States and elsewhere for protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. In addition, there are a significant number of United States and foreign patents and patent applications in our areas of interest, and we expect that significant litigation in these areas will continue, and will add uncertainty to the value of certain patents and other intellectual property rights in our areas of interest. If we are unable to protect our intellectual property rights or otherwise realize value from them, our business would be negatively affected.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold numerous pending patents applications and we will prosecute additional patent applications. We have identified a trend of increasing patent applications each year, which may result in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

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The fixed terms of patents limit our business opportunity.

Patents have fixed terms. If we fail to create value from our patents prior to their expiration, our litigation opportunities will be eliminated, which would negatively impact our financial condition and results of operations.

Future innovations could make our patents obsolete.

Our success depends, in part, on continued demand for products that incorporate our patented inventions. Changes in technology or customer requirements could render these patented inventions obsolete or unmarketable.

Focusing our business model on realizing the value of our intellectual property is a recent initiative and may not result in anticipated benefits.

We have a limited operating history and a limited track record with respect to our intellectual property licensing and enforcement business, which could make it difficult to evaluate our future prospects. We will encounter risks and difficulties frequently experienced by companies with evolving business strategies. If we do not manage these risks successfully, our business and operating results will be adversely affected. In addition, our intellectual property strategy may have other adverse consequences, such as employee attrition, the loss of employees with valuable knowledge or expertise or a negative impact on employee morale. Our strategy may place increased demands on our personnel and could adversely affect our ability to attract and retain talent and to perform our accounting, finance and administrative functions. We may not realize all of the anticipated benefits of our strategies.

We will seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Jay Walker has significant experience as an inventor. As such, we expect that part of our business will include the internal development of new inventions or intellectual property relating to assets transferred to us in the Merger or the patent licensing system we are currently developing that we will seek to monetize. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its other business initiatives, which could have a material and adverse effect on our business. There is also the risk that our initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of our investments in time and resources in such activities.

We cannot be certain that patents will be issued as a result of any future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material and adverse effect on our company.

Our Invention Assignment Agreement with Jay Walker Only Relates to Improvements to the Assets Transferred to Us in the Merger and the Patent Licensing System We are Developing

Pursuant to the terms of the Invention Assignment Agreement we have entered into with Jay Walker, we have been granted rights only in connection with improvements to the assets transferred to us in the Merger and the patent licensing system we are developing. Accordingly, we may not be entitled to any other intellectual property Mr. Walker may develop in the future, including intellectual property that Mr. Walker may choose to monetize and commercialize other than through Patent Properties. Stockholders in the Company should not expect that Mr. Walker will seek to develop or commercialize intellectual property for the benefit of Patent Properties, other than as explicitly provided for in the Invention Assignment Agreement, which may affect the value placed on the Company by industry analysts or other investors, which would likely affect the price at which our Common Stock trades in the public market.

We will depend on key individuals, including Jay Walker.

Our future success depends largely upon the service of our new directors, executive officers and other key management and technical personnel, including Jay Walker. Our success also depends on our ability to continue to attract, retain and motivate qualified personnel with specialized patent, engineering and other skills. The market for such talent in our industry is extremely competitive. Our ability to attract and retain qualified personnel could be affected by any adverse decisions in any litigation or arbitration and by our ability to offer competitive cash and equity compensation and work environment conditions. The failure to attract and retain such persons with relevant and appropriate experience could interfere with our ability to enter into new license agreements and undertake additional technology and product development efforts, as well as our ability to meet our strategic objectives.

Our technology development activities may experience delays.

We may experience technical, financial, resource or other difficulties or delays related to the development of our patents and businesses. Delays may have adverse financial effects and may allow competitors with comparable technology offerings to gain an advantage over us. There can be no assurance that our development efforts will ultimately be successful. Moreover, certain of our technologies have not been fully tested in commercial use, and it is possible that they may not perform as expected. In such cases, our business, financial condition and operating results could be adversely affected, and our ability to secure licensees and other business opportunities could be diminished.

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Changes in interpretations of patent law could adversely impact our business.

Our success in reexamination and enforcement proceedings will rely in part on the uniform and historically consistent application of patent laws and regulations. The courts’ interpretations of patent laws and regulations continue to evolve, and the courts may continue to alter or refine their application of laws and regulations. Changes or potential changes in judicial interpretation could have a negative impact on our ability to monetize our patent rights.

Setbacks in defending and enforcing our patent rights could cause our revenue and cash flow to decline.

Our assets include patents that will be integral to our business and revenues. Competitors may challenge the validity, scope, enforceability and ownership of those patents. Their challenges may include reexamination requests in the relevant patent and trademark office. Reexamination proceedings are costly and time-consuming, and we cannot predict their outcome or consequences. Such proceedings may narrow the scope of our claims or may cancel some or all of our claims. If some or all of our patent claims are canceled, we could be prevented from enforcing or earning future revenues from such patents. We cannot assure that the validity and enforceability of our patents will be maintained or that our patents will be determined to be applicable to any particular product or standard. Even if our claims are not canceled, enforcement actions against alleged infringers may be stayed pending resolution of reexaminations, or courts or tribunals reviewing our patent claims could make findings adverse to our interests based on facts presented in reexamination proceedings or otherwise. Irrespective of outcome, reexamination challenges or similar questions raised regarding our patent claims or our ownership of the intellectual property they represent may result in substantial legal expenses and diversion of management’s time and attention away from our other business operations. In this regard, certain of the patents we received from Walker Digital at the time of the Merger may be subject to an adverse judicial interpretation relating to a settlement agreement entered into by Walker Digital prior to the Merger. Other similar adverse decisions could limit the value of our inventions or result in a loss of our proprietary rights, which could negatively impact our stock price, our results of operations, our cash flows, our business and our financial position.

Our business depends on a number of costly litigation, arbitration and administrative proceedings to enforce our intellectual property rights.

The cost of enforcing, protecting and defending our intellectual property will be significant. Our business model requires litigation to enforce our intellectual property rights. In addition, third parties could commence litigation against us seeking to invalidate our patents or obtain a determination that our patents are not infringed, are not essential, are invalid or are unenforceable. As a result of any such litigation, we could lose our proprietary rights.

Historically, our revenue has been generated from settling litigation matters.

The revenues we have generated were the result of settlement negotiations with certain defendants in connection with patent infringement cases and have fluctuated from period to period and can vary significantly based on a number of factors, including our ability to grant intellectual property protection to parties that we enter into settlements with, which in turn may depend on external trends and developments in our industry and the law and their effect on our portfolio. In the past, these revenues were one-time payments made under non-exclusive license agreement entered into by us and the defendants to settle such disputes. In 2011, we entered into four patent sale agreements. In 2013, we did not enter into any patent sale agreements. All of the other revenue was generated through settlement and non-exclusive license agreements. With one exception, all of the agreements provide for a one-time payment to the Company. For the year ended December 31, 2013 and 2012, the amount of revenue we derived from counterparties representing more than 10% of our total revenues was 89% (with three counterparties representing 46%, another 28% and a third 15%) and 52% (with one counterparty representing 40% and a second representing 12%), respectively. We cannot assure you that all such current disputes or any future disputes will be settled in such a manner as to generate significant revenues in the future.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we plan to diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions will be prosecuted almost exclusively in federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

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In connection with patent enforcement actions that we may conduct, a court may rule that we have violated certain statutory, regulatory, federal, local or governing rules or standards, which may expose us to certain material liabilities.

In connection with our patent enforcement actions we intend to bring or maintain, it is possible that a defendant may request and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if we are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

Our litigation may be time-consuming, costly and we cannot anticipate the results.

We expect to spend a significant amount of our financial and management resources to pursue litigation matters. We believe that these litigation matters and others that we may in the future determine to pursue could continue for years and consume significant financial and management resources. The counterparties to our litigation matters are all large, well-financed companies with substantially greater resources than us. We cannot assure you that any of our litigation matters will result in a favorable outcome for us. In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the dispute. Also, we cannot assure you that we will not be exposed to claims or sanctions against us which may be costly or impossible for us to defend. Unfavorable or adverse outcomes may result in losses, exhaustion of financial resources or other adverse effects which could encumber our ability to develop and commercialize products.

Technology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements of developments in our patent enforcement actions;
•	developments or disputes concerning our patents;
•	our or our competitors’ technological innovations;
•	variations in our quarterly operating results;
•	our failure to meet or exceed securities analysts’ expectations of our financial results;
•	a change in financial estimates or securities analysts’ recommendations;
•	changes in management’s or securities analysts’ estimates of our financial performance;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and
•	failure to complete significant transactions.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team generally lacks public company experience and is accordingly unfamiliar with the requirements of the United States securities laws, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who constitute our senior management team have had limited responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties, distract our management from attending to the growth of our business.

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We will be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

The burdens of being a public company may adversely affect our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws. This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as our other business initiatives. In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to future litigation opponents. We may, from time to time, be required to disclose information that may have a material adverse effect on our litigation strategies. This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

Risks Related to our Common Stock

Shares of our common stock that have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Pursuant to Rule 144 under the Securities Act, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we were, until the consummation of the Merger, a “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 are not able to be made until a period of at least twelve months has elapsed from the date on which the information that is required by Form 10 to register our securities under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) is filed with the Commission. Therefore, any restricted securities we have sold or sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose, will have no liquidity until and unless such securities are registered with the Commission and/or until a year after the date of the filing of the Form 10 information on September 24, 2013 and we have otherwise complied with the other requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our employees and consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our prior status as a “shell company” could prevent us in the future from raising additional funds, engaging employees and consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless.

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We may not qualify to meet listing standards to list our stock on an exchange.

The Commission approved listing standards for companies using reverse acquisitions, or reverse shell mergers, to list on an exchange, which may limit our ability to become listed on an exchange. We are considered a reverse merger company (i.e., an operating company that became an Exchange Act reporting company by combining with a shell Exchange Act reporting company) that cannot apply to list on NYSE, NYSE MKT or Nasdaq until our stock has traded for at least one year on the U.S. OTC market, a regulated foreign exchange or another U.S. national securities market following the filing with the Commission or other regulatory authority of all required information about the merger, including audited financial statements. We would be required to maintain a minimum $4 share price ($2 or $3 for NYSE MKT) for at least thirty (30) of the sixty (60) trading days before our application and the exchange’s decision to list. We would be required to have timely filed all required reports with the Commission (or other regulatory authority), including at least one annual report with audited financials for a full fiscal year commencing after filing of the above information. To the extent that we cannot qualify for a listing on an exchange, our ability to raise capital will be diminished.

Because we would be considered a reverse merger company, we may not be able to attract the attention of brokerage firms.

Additional risks may exist since we would be considered a reverse merger company. Securities analysts of brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our shares of common stock would be deemed to be a “penny stock” based upon the price of our common stock as of the date hereof and as such are subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 exclusive of the value of their principal residence or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

Provisions in our Certificate of Incorporation and By-laws may deter third parties from acquiring us and could lead to the entrenchment of our Board.

Our Certificate of Incorporation and By-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board, including the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

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•	stockholders may only remove directors for cause;

•	vacancies on the Board may be filled only by the directors; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our Certificate of Incorporation and By-laws could discourage, delay or prevent a transaction involving a change in control of our company. These deterrents could adversely affect the price of our common stock and make it difficult to remove or replace members of our Board or management.

We are a “controlled company” within the meaning of the Nasdaq and NYSE MKT rules and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements.

Walker Digital controls a majority of our voting stock. As a result, we are a “controlled company” within the meaning of Nasdaq and NYSE MKT corporate governance standards. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company”, and if we are listed on Nasdaq we expect to utilize exemptions relating to certain Nasdaq corporate governance requirements, including:

•	The requirement that we have a Nominating and Governance Committee that is composed entirely of independent directors;

•	The requirement that we have a Compensation Committee that is composed entirely of independent directors; and

•	The requirement for an annual performance evaluation of the Nominating and Governance and Compensation Committees.

The NYSE MKT has similar rules and exemptions with respect to controlled companies, which we expect to utilize if we are listed on the NYSE MKT. As a result of these exemptions, we anticipate that, if we are still a controlled company at the time that we apply to be listed on the Nasdaq or the NYSE MKT, our Nominating and Governance and Compensation Committees will not consist entirely of independent directors and that we will not be required to have an annual performance evaluation of the Nominating and Governance and Compensation Committees. Accordingly, a holder of our common stock would not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq or NYSE MKT corporate requirements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in the section of this prospectus entitled “Selling Stockholders.” We will not receive any of the proceeds from the sale of the shares by selling stockholders hereunder.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock. Pursuant to our current strategy, we do not have a plan to pay cash dividends. However, in the future, the Board may change our strategy to one that includes a dividend or distribution on our capital stock.

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MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND

ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock was delisted from the NASDAQ on March 2, 2011, as a result of the findings of the NASDAQ Hearings Panel, which determined we no longer met NASDAQ’s listing standards on the grounds that we were not in compliance with Listing Rule 5101 and that we may have been a “public shell” with no operating business.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PPRO”.

The table below sets forth the high and low bid prices for our common stock as reported on the OTC Bulletin Board for the periods indicated. The price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2012	High	Low
First Quarter	$3.10	$2.50
Second Quarter	2.89	2.61
Third Quarter	3.02	2.76
Fourth Quarter	2.90	2.20

Fiscal Year 2013	High	Low
First Quarter	$2.55	$2.30
Second Quarter	2.50	2.30
Third Quarter	4.55	3.01
Fourth Quarter	4.60	3.10

Fiscal Year 2014	High	Low
First Quarter	$4.50	$3.15
Second Quarter	4.00	3.00
Third Quarter	3.23	1.49
Fourth Quarter (through October 7)	2.67	2.56

As of September 30, 2014, there were 20,741,572 shares of common stock outstanding, held by 233 holders of record and 14,999,000 shares of our Series B Preferred Stock, held by a single holder of record. The last reported sales price of our common stock was $2.58 per share on October 7, 2014.

During the year ended December 31, 2012, we repurchased 1,943 shares of our common stock at an aggregate cost of $5,000.

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EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about our common stock that may be issued under our equity compensation plans as of December 31, 2013. See “Executive Compensation – Benefit Plans” for a description of our stock option and incentive plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,305,000	$3.96	2,302,342
Equity compensation plans not approved by security holders	—	—	—

Total	2,305,000	$3.96	2,302,342

(1)	Our Amended and Restated 2006 Long-Term Incentive Plan was adopted by our stockholders on July 24, 2008.

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SELLING STOCKHOLDERS

The following table sets forth as of September 30, 2014, information regarding the current beneficial ownership of our common stock by the persons identified, which we have not independently verified. Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling stockholders (or any of them), or that will be held after completion of the resales. In addition, a selling stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or otherwise since the date he or she provided information to us. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned after the Offering

Abraham E. Cohen	166,372		21,750	0	—

Alan Dershowitz	2,344	(1)	2,344	0	—

Andrew J. Kaslow	6,038	(2)	6,038	0		*

Andrew Sachs	61		61	0		*

Annelia Holton-Williams	5,415		1,544	3,871		*

Anthony C. Santia	14		14	0	—

Anthony Spatacco	185		185	0	—

Arthur Dozortsev	391	(3)	391	0	—

Bayshore Merchant Services, Inc.	2,344	(4)	2,344	0	—

Brad Barnard	11		11	0	—

Brianna D. Nisbet	14		14	0	—

Brianna McKeller	393		48	345		*

Bruce Pollack	18,605		18,605	0	—

Capital Trust Investments Limited	10,822	(5)	10,822	0	—

Carmelo Troccoli	29		29	0	—

Carol Borkiewicz	14		14	0	—

Carolyn Wieser	14		14	0	—

Charles Fisher	1,881		379	1,502		*

Charles J. Wolf Jr.	2,598		2,598	0	—

Chester J. Santia	14		14	0	—

Chester J. Santia III	14		14	0	—

Connie Dunn	14		14	0	—

Daniel Avrutsky	1,747		1,747	0	—

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Daryl Chalk	268		268	0	—

David Blatte	11,261		11,261	0	—

Dennis DeConcini	476		476	0	—

Diane Lamonaca	469		469	0	—

Diane Nisbet	14		14	0	—

Dolmari, Ltd.	125,530	(6)	125,530	0	—

Donna D. Dusty	14		14	0	—

Edoardo Grigine & Giuseppina Tardito	16		16	0	—

Edward A. Heil	14		14	0	—

Elizabeth Apple	117		117	0	—

Ellyn Moriarty	14		14	0	—

Emil G. Santia	14		14	0	—

Eric Singer	2,253		2,253	0	—

Gale Hayman	42,316		42,316	0	—

Gary C. Wendt	1,576		1,576	0	—

Genesis Asset Opportunity Fund, L.P.	173,300	(7)	173,300	0	—

Genesis Opportunity Fund, L.P.	1,535,529	(8)	1,535,529	0	—

Gloria Cabe	2,083		590	1,493		*

Green Crescent	61,496	(9)	17,746	43,750	—

Harvey W. Schiller	406,143	(10)	406,143	0	—

Hilary Herscher	5,464	(11)	5,464	0	—

Howard Safir	15,000	(12)	15,000	0	—

Iroquois Master Fund Ltd.	4,102	(13)	4,102	0	—

Isabella R. Santia	14		14	0	—

James A. Cannavino	21,750		21,750	0	—

James F. Huber	14		14	0	—

James J. McTernan	14		14	0	—

James Lance Bass	2,449		2,449	0	—

Jeffrey O. Nyweide	214,897	(14)	214,897	0	—

Jennifer Holt	4,817		969	3,848		*

Jody Giraldo	11		11	0	—

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John P. Oswald	1,554	(15)	1,554	0	—

John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA	2,431	(16)	2,431	0	—

John W. Heilshorn ACF Morgan M Heilshorn U/NY/UTMA	2,431	(17)	2,431	0	—

Jonathan Rich	16	(18)	16	0	—

Joni Pentifallo	14		14	0	—

Jordan D. Santia	14		14	0	—

Joshua S. Santia	14		14	0	—

Kaufman Bros. L.P.	27	(19)	27	0	—

Kerry Santia	14		14	0	—

Kevin J. Santia	14		14	0	—

Kidada Kendall	1,012		304	708		*

Kimberly A. Dunn	14		14	0	—

Kimberly Fuller	304		304	0		*

Kristin Roy	1,445		181	1,264	—

Lester Pollack	18,605		18,605	0	—

Lööf Holdings, LLC	4,807	(20)	4,807	0	—

Louis Forte	980		980	0	—

Marc Sperling	1,661		1,661	0	—

Mark Ghilarducci	5,118		1,030	4,088		*

Mark Nisbet	14		14	0	—

Matthew Oster	68		17	51		*

Michael Gaines	224		224	0	—

Mitchell Huber	14		14	0	—

Patrick Crawford	1		1	0	—

Paul Taylor	2,281		2,281	0	—

QS Advisors LLC	344	(21)	344	0	—

R. Bret Jenkins	14		14	0	—

Richard Taney	2,938		2,938	0	—

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Rick Tocchet	9,792		9,792	0	—

Robert J. Isakson	46,788		46,788	0	—

Rodney Slater	99,555		38,234	61,321		*

Ronald Huber	14		14	0	—

Ronald William Morgan	2,254		2,254	0	—

Samantha Nisbet	14		14	0	—

Sarah B. Hrdy Trust B	115,347	(22)	115,347	0	—

Sean McTernan	14		14	0	—

Sofia R. Santia	14		14	0	—

SR II, LLC	38,158	(23)	38,158	0	—

Starboard Capital Markets, LLC	185	(24)	185	0	—

Steven Sigler	196		196	0	—

Tammy Santia	14		14	0	—

Terry Brown	37		37	0	—

Thomas Cowley	1,563		1,563	0	—

Tony Berger	2,938		2,938	0	—

Uma Thurman	25,498		25,498	0	—

Verus International Group Limited	33,292	(25)	21,060	12,232		*

Verus Investment Holdings Inc.	9,838	(26)	9,838	0	—

vFinance Investments, Inc.	297	(27)	297	0	—

Vincent Calicchia	9		9	0	—

Wayne Schrader	1,401		1,401	0	—

Wendy A. Huber	14		14	0	—

William S. Sessions	278	(28)	278	0	—

TOTAL			3,005,557	134,473

*	Less than 1% of outstanding shares
(1)	Mr. Elon Dershowitz may be deemed to have power to vote or dispose of the shares of our common stock held by Mr. Alan Dershowitz.
(2)	Ms. Diane Kaslow may be deemed to have power to vote or dispose of the shares of our common stock held by Mr. Kaslow. Mr. Kaslow is a former member of our Business Advisory Board, which has been disbanded.
(3)	Mr. Eugene Dozortsev may be deemed to have power to vote or dispose of the shares of our common stock held by Mr. Arthur Dozortsev.

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(4)	Mr. Raduz Motan may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc. Mr. Motan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(5)	Mr. John P. Oswald, a former member of our Board of Directors, serves as director of Capital Trust Investments Limited and may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(6)	Mr. Kenneth Starr may be deemed to have power to vote or dispose of the shares of our common stock held by Dolmari, Ltd.
(7)	Genesis Capital Advisors LLC is the investment adviser of Genesis Asset Opportunity Fund, L.P., and may be deemed to beneficially own securities owned by Genesis Asset Opportunity Fund, L.P. Genesis Capital GP LLC is the general partner of, and may be deemed to beneficially own certain securities owned by, Genesis Asset Opportunity Fund, L.P. Genesis Capital Advisors LLC and Genesis Capital GP LLC are controlled by three managing directors, including Ethan Benovitz and Daniel Saks, former directors of the Company, and a voting or investment decision requires the approval of a majority of those individuals. These individuals disclaim beneficial ownership of the securities covered by this statement.
(8)	Genesis Capital Advisors LLC is the investment adviser and general partner of Genesis Opportunity Fund, L.P. and may be deemed to beneficially own securities owned by of Genesis Opportunity Fund, L.P. Genesis Capital Advisors is controlled by three managing directors, including Ethan Benovitz and Daniel Saks, former directors of the Company, and a voting or investment decision requires the approval of a majority of those individuals. These individuals disclaim beneficial ownership of the securities covered by this statement.
(9)	Mr. Arshad Hasan Khan may be deemed to have power to vote or dispose of the shares of our common stock held by Green Crescent
(10)	Dr. Schiller is a member of our Board of Directors, the former Chairman of our Board of Directors and our former Chief Executive Officer. Includes 125,000 shares of our common stock issuable upon exercise of stock options held by Dr. Schiller.
(11)	Mr. Herscher is the Chief Financial Officer of Verus International Group Limited. For additional information regarding Verus International Group Limited, see footnote 25.
(12)	Represents 15,013 shares of our common stock held by Mr. Safir individually. Does not include 38,158 shares of our common stock held by SR II, LLC, of which Mr. Safir is a control person. Mr. Safir may be deemed to be the beneficial owner of the shares of our common stock held by SR II, LLC. Mr. Safir disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(13)	Mr. Joshua Silverman may be deemed to have power to vote or dispose of the shares of our common stock held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(14)	Mr. Nyweide is our former Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary. Includes 75,000 shares of our common stock issuable upon exercise of stock options held by Mr. Nyweide.

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(15)	Represents 1,554 shares of common stock held by Mr. Oswald individually. Does not include 10,822 shares of our common stock held by Capital Trust Investments Limited. Mr. Oswald, a former member of our Board of Directors, may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(16)	John W. Heilshorn is the trustee of John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA and in such capacity has the power to vote and dispose of the shares of our common stock held by John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA. Mr. Heilshorn is a partner at Lippert/Heilshorn and Associates, Inc., which previously provided us with advisory services in exchange for compensation consisting in part of shares of our common stock.
(17)	John W. Heilshorn is the trustee of John W. Heilshorn ACF Morgan Heilshorn U/NY/UTMA and in such capacity has the power to vote and dispose of the shares of our common stock held by John W. Heilshorn ACF Morgan Heilshorn U/NY/UTMA. Mr. Heilshorn is a partner at Lippert/Heilshorn and Associates, Inc., which previously provided us with advisory services in exchange for compensation consisting in part of shares of our common stock.
(18)	Mr. Rich is an executive officer of vFinance Investments, Inc. For additional information regarding vFinance Investments, Inc., see footnote 27.
(19)	Mr. Craig Kaufman may be deemed to have power to vote or dispose of the shares of our common stock held by Kaufman Bros. L.P
(20)	Per-Olof Lööf, a former member of our Board of Directors, is a control person of Lööf Holdings, LP and may be deemed to be the beneficial owner of the shares of our common stock held by of Lööf Holdings, LP.
(21)	Mr. Mark Sirangelo may be deemed to have power to vote or dispose of the shares of our common stock held by QS Advisors LLC.
(22)	Ms. Sarah B. Hardy may be deemed to have power to vote or dispose of the shares held by the trust.
(23)	Mr. Howard Safir is a control person of SR II, LLC and may be deemed to be the beneficial owner of the shares of our common stock held by SR II, LLC. Mr. Safir disclaims beneficial ownership with respect to the shares of our common stock held by SR II, LLC, except to the extent of his pecuniary interest therein.
(24)	Mr. James J. Dotzman may be deemed to have power to vote or dispose of the shares of our common stock held by Starboard Capital Markets, LLC.
(25)	Mr. Ajmal Khan, the Chief Executive Officer of Verus International Group Limited, may be deemed to be the beneficial owner of the shares of our common stock held by Verus International Group Limited. Mr. Khan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(26)	Mr. Ajmal Khan, the Chief Executive Officer of Verus International Group Limited, may be deemed to be the beneficial owner of the shares of our common stock held by Verus Investment Holdings Inc. Mr. Khan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

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(27)	Mr. Leonard Sokolow may be deemed to have power to vote or dispose of the shares held by vFinance Investments, Inc.
(28)	Mr. Sessions is a former member of our Business Advisory Board, which has been disbanded.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

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If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock; provided , however , that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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Blue Sky Restrictions on Resale

If a selling stockholder wants to sell shares of our common stock under this prospectus in the United States, the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. As a result, holders may not resell their shares of common stock in the United States without satisfying the applicable state securities law or qualifying for an exemption therefrom, including the exemptions provided under the U.S. National Securities Markets Improvement Act of 1996. The broker for a selling security holder will be able to advise a selling stockholder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling stockholder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales. These restrictions and potential costs could be significant burdens to our stockholders seeking to effect resales of our common stock within the United States.

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DESCRIPTION OF SECURITIES

The following is a summary of some of the terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the relevant provisions of our Certificate of Incorporation and our By-laws.

For a complete description you should refer to our Certificate of Incorporation and our By-laws, which are exhibits to this Filing.

General

As of September 30, 2014, we are authorized by our Certificate of Incorporation to issue an aggregate of 100,000,000 shares of common stock, par value $0.001 per share. In addition, as of September 30, 2014, we are authorized by our Certificate of Incorporation to issue an aggregate of 15,000,000 shares of preferred stock, par value $0.001 per share, 14,999,000 shares of which have been designated Series B Convertible Preferred Stock. As of September 30, 2014, there were 20,741,572 shares of our common stock and 14,999,000 shares of our Series B Convertible Preferred Stock outstanding.

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the registration statement we filed concurrently herewith (the “Primary Registration”), is first effective, or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

Description of our Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds pari passu with the holders of our Series B Convertible Preferred Stock, on an as-converted to common stock basis.

Upon liquidation, dissolution or winding-up of our company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Description of Our Series B Convertible Preferred Stock

Holders of our Series B Convertible Preferred Stock are entitled at any time to convert their shares of Series B Convertible Preferred Stock into an equal number of shares of our common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of our common stock. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. In the event of any liquidation, dissolution or winding up of us, our assets legally available for distribution will be distributed ratably among the holders of the Series B Convertible Preferred Stock and our common stock, based on the number of shares of our common stock into which the Series B Convertible Preferred Stock is convertible. The holders of our Series B Convertible Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, pari passu on an as-converted to common stock basis with the amount of such dividends to be distributed to the holders of our common stock immediately prior to the declaration of such dividend or distribution. The shares of Class B Convertible Preferred Stock will vote together with our common stock on all matters where stockholders are entitled to vote. The holders of shares of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80.0% of the total votes that may be cast with respect to any such matter, including the election of all directors.

Registration Rights Agreements

On March 27, 2012, we entered into a Registration Rights Agreement (the “Genesis Registration Rights Agreement”) with Genesis Opportunity Fund, L.P., and Genesis Asset Opportunity Fund, L.P. (the “Genesis Funds”). Pursuant to the Genesis Registration Rights Agreement, we agreed to register for resale the shares of common stock held by the Genesis Funds no later than April 30, 2012. The Genesis Registration Rights Agreement further obligates us to use commercially reasonable efforts to cause any registration statement filed pursuant to the Genesis Registration Rights Agreement to be declared effective within 150 days following the date of the Genesis Registration Rights Agreement, and to remain effective under the Securities Act until the earlier of (i) such time as all of Genesis’ shares of our common stock registered by any such registration statement have been sold, or (ii) three years from the effective date of the Genesis Registration Rights Agreement.

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On July 22, 2013, we entered into an amendment (the “Amendment”) to the Genesis Registration Rights Agreement. The Amendment provides, in part that, (i) we will within nine (9) business days following the closing of the Merger, use commercially reasonable efforts to file a post-effective amendment (the “Post-Effective Amendment”) to our registration statement which includes the shares held by the Genesis Funds, (ii) we will use commercially reasonable efforts to have the Post-Effective Amendment declared effective within 45 business days following the closing of the Merger, (iii) if we are required to exclude certain shares from our registration statement because of Commission rules, we will first exclude all shares other than the Genesis Funds’ shares, prior to excluding any of the Genesis Funds’ shares from registration, and (iv) Genesis Funds will immediately suspend use of the registration statement which includes the shares held by the Genesis Funds until a post-effective amendment to such registration statement that reflects the transactions contemplated by the Merger Agreement is declared effective by the Commission. Additionally, in the Amendment, we agreed to further amend the terms of the Genesis Registration Rights Agreement to provide that the Genesis Funds will be entitled to liquidated damages under certain circumstances, if we enter into any registration rights agreements with any other parties which entitle the other party to liquidated damages under certain circumstances. Pursuant to the Offering Registration Rights Agreement (as hereinafter defined), the investors in the Placement (as hereinafter defined) are entitled to liquidated damages in certain circumstances as described below, and accordingly the Genesis Funds are entitled to liquidated damages in such circumstances. Former directors Ethan Benovitz and Daniel Saks are managing principals of the Genesis Funds and were appointed to our Board pursuant to rights granted to the Genesis Funds in connection with the Genesis Registration Rights Agreement.

On September 18, 2013, upon the closing of a private placement (the “Primary Offering”) of newly issued shares of our common stock and warrants, we entered into a registration rights agreement (the “Offering Registration Rights Agreement”) with the investors participating in the Primary Offering. Under the terms of the Offering Registration Rights Agreement, we committed to file a registration statement covering the resale of the common stock issued in the Primary Offering, as well as the common stock issuable on exercise of the warrants, within 30 calendar days from the Closing Date of the Primary Offering (the “Filing Deadline”) and to use reasonable best efforts to cause the registration statement to become effective no later than the earlier of: (i) the 90th calendar day following the Closing Date, provided , that, if the Commission reviews and has written comments to the filed registration statement, then such date shall be the 180th calendar day following the Closing Date, and (ii) the 5th trading day following the date on which we are notified by the Commission that the registration statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the registration statement may be accelerated (the “Effective Deadline”).

In the Offering Registration Rights Agreement, we agreed to use reasonable best efforts to maintain the effectiveness of the registration statement until the earlier of (i) such time when all of the shares of common stock covered by such registration statement have been publicly sold by the holders and (ii) the date on which all of such shares are (A) sold pursuant to an effective registration statement; (B) are sold pursuant to Rule 144 under circumstances in which any legend borne by such shares are removed; or (C) such shares would be saleable pursuant to Rule 144 without restrictions on volume or manner of sale (which shall be no earlier than one (1) year from the Closing Date) (the “Effectiveness Period”). If (i) the registration statement is not filed on or prior to its Filing Deadline, (ii) we fail to have the registration statement declared effective prior to the Effective Deadline, or (iii) after the Effective Deadline, such registration statement ceases to remain continuously effective for more than 30 consecutive calendar days or more than an aggregate of 60 calendar days during any 12-month period (subject to certain grace periods), we will be liable to each holder, as partial liquidated damages, to pay an amount, payable monthly, equal to 1.0% of the aggregate purchase price paid by such holder in the Primary Offering for the number of shares of unregistered shares registrable under the Offering Registration Rights Agreement then held by such holder. The maximum aggregate liquidated damages payable to a holder under the Offering Registration Rights Agreement is 10.0% of the aggregate amount of such holder’s investment in the Primary Offering, and certain other limitations apply to the accrual of liquidated damages under the Offering Registration Rights Agreement. The liquidated damages pursuant to the terms of the Offering Registration Rights Agreement apply on a daily pro rata basis for any portion of a month prior to the cure of the event resulting in the incurrence of liquidated damages.

The Secondary Registration Rights Agreement contains terms and conditions substantially similar to the Offering Registration Rights Agreement, provided that the Secondary Registration Rights Agreement requires the Company to file a registration statement under the Securities Act with respect to the resale by the investors of the shares resold by Walker Digital within 65 days of the effectiveness of a registration statement of which this prospectus forms a part, and for such registration statement to be declared effective not later than August 1, 2014. The registration statement required by the Secondary Registration Rights Agreement was declared effective on June 3, 2014.

We will pay all registration expenses, other than underwriting discounts and commissions, related to the Genesis Registration Rights Agreement and the Offering Registration Rights Agreement. Each of the Genesis Registration Rights Agreement and the Offering Registration Rights Agreement contain customary cross-indemnification provisions pursuant to which we will indemnify the selling stockholders in the event of material misstatements or omissions in the resale registration statement attributable to us, and they will indemnify us for material misstatements or omissions attributable to them. We will be indemnified for certain penalty payment obligations which may become due under the Secondary Registration Rights Agreement by Walker Digital pursuant to a Registration Rights Indemnification Agreement dated as of February 10, 2014.

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Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

Certain provisions of Delaware law, our Certificate of Incorporation and our By-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and By-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board, including, but not limited to, the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	stockholders may only remove directors for cause;

•	at least 75% of all votes entitled to be cast at any annual election of directors must vote in favor of the amendment of any of our By-laws, although our By-laws may be amended at any time by a majority vote of the Board of Directors;

•	vacancies on the Board occurring between meetings of stockholders may be filled only by the Directors;

•	the Directors can expand the size of the Board by a majority vote of the Directors;

•	we require that actions by written consent of stockholders be reviewed and certified by an inspector of elections; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our Certificate of Incorporation and By-laws could discourage, delay or prevent a transaction involving a change in control of our company. These deterrents could adversely affect the price of our common stock and make it difficult to remove or replace members of our Board or management.

Delaware Anti-Takeover Statute

We may become subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Section 203 may have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. Section 203 may also discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

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DESCRIPTION OF BUSINESS

Corporate History

Walker Holdings was formed as a limited liability company in the State of Delaware on June 3, 2013. Immediately prior to the closing of the Merger, Walker Digital, then the sole member of Walker Holdings, contributed Walker Licensing, a segment of Walker Digital, to Walker Holdings. Upon the closing of the Merger, Merger Sub, our newly formed, wholly-owned subsidiary merged with and into the Walker Holdings, and Walker Holdings became our wholly-owned subsidiary. Immediately following the Merger, the business of Walker Holdings became the business of the Company. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”).

In 2010, we sold our four operating units and determined that, following those transactions, we were a “shell company” as defined in Rule 12b-2 of the Exchange Act. As a result of the Merger, we ceased to be a shell company.

Overview

Business Overview

We develop and commercialize the patent and other intellectual property assets created by Walker Digital, the research and development lab founded and led by inventor and entrepreneur Jay Walker. Mr. Walker, best known as the founder of Priceline.com, has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age” and currently ranks as the world’s 11 th most patented living individual, based on U.S. patent issuances according to Wikipedia.

Since its inception in 1993 ,  Walker Digital set out to create entirely new business solutions to unlock unrealized value for consumers and businesses. Walker Digital has focused its energies on creating intellectual property to solve large and complex problems in multiple industries located at the intersection of large-scale digital networks and human behavior. Over the past 20 years, Walker Digital has created what is now a broad portfolio of inventions. It has also invested substantial time and financial resources to secure patent rights for these innovative business solutions, whenever appropriate. All of the patents we own through IH LLC f/k/a Walker Holdings were developed internally by Walker Digital, with Jay Walker as the lead inventor named on almost all patents issued. All improvements to these assets, together with any intellectual property produced in connection with the patent licensing system we are developing, will also be assigned pursuant to an Invention Assignment Agreement with Mr. Walker. While the terms of the Invention Assignment Agreement do not entitle us to any other intellectual property Mr. Walker may develop in the future, in view of his significant equity position in the Company and the Company’s platform for the protection of the intellectual property it holds, Mr. Walker may nevertheless determine to develop and commercialize intellectual property through the Company. The terms and conditions of any such transaction would be negotiated between Mr. Walker and our Audit Committee at the time of such determination.

Throughout its history, Walker Digital has pursued a flexible and multi-pronged monetization strategy for its many inventions – commercialization, partnership and enforcement – so as to maximize returns on its investments. Going forward, we intend to continue to employ the same strategies to derive maximum value from our intellectual property, including but not limited to:

•	Commercialization – Independently commercialize our intellectual property through the creation of de novo businesses;

•	Partnership – Form strategic partnerships with operating companies to commercialize and bring to market certain inventions; and,

•	Enforce – Enforce and protect our intellectual property rights through litigation and licensing activities.

Strategy

Commercialization

Over the past 20 years, Walker Digital and Jay Walker launched several operating companies to commercialize its inventions in sectors including e-commerce, gaming, publishing, retailing, and education, among others. These companies, including Priceline.com and Synapse Group, Inc., have collectively served more than 100 million consumers, generated billions in shareholder value and created thousands of new jobs.

Most notably, in 1998, Mr. Walker founded Priceline.com, which established a new market for the sale and purchase of airline tickets and other services, based on a series of innovations developed at Walker Digital in the preceding years. Similarly, Mr. Walker commercialized ideas he co-developed through the founding of Synapse Group, which transformed the sale of magazine subscriptions from a fixed-term product to an open-ended service (similar to Internet access, cable TV and wireless service). Synapse Group was purchased by Time Inc. in 2001 for a price in excess of $500 million. The company is now one of the world’s largest magazine subscription agencies, which has served tens of millions of customers.

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In both instances, these businesses addressed fundamental inefficiencies in decades-old industries and used digital innovations developed and patented by Mr. Walker to introduce disruptive business models that transformed how these industries operated. We have no ownership interest in Priceline.com or Synapse Group. We are currently in the process of developing a new business based on Mr. Walker’s intellectual property (with a pending patent application), which we believe, if successful, could solve certain pricing inefficiencies and discontinuity between participating parties in the patent licensing industry. This intellectual property will be assigned to us.

Partnerships

In the future, we may determine that a third party would be more capable of taking the operational lead and delivering our inventive solutions to the marketplace. By relying on a partner with existing distribution and operational resources to scale our solutions more efficiently than we could otherwise accomplish on our own, we may be able to generate greater returns for our shareholders. As of the date hereof, we do not have any specific plans to enter into any partnerships. The historical revenues presented in our carve-out financials, do not include revenues from partnerships.

Walker Digital’s past efforts include multiple partnerships involving companies such as International Game Technology, WMS Industries, Vendmore Systems and others that have collectively generated well in excess of $100 million in revenue and third party investments over the past seven years. The revenue generated from these partnerships resulted from the sale of certain assets and licenses to others. To the extent that IGT, WMS, Vendmore and others entered into license agreements with Walker Digital, almost all of the patents licensed have been assigned to Inventor Holdings, LLC, a wholly-owned subsidiary of Patent Properties.

Intellectual Property Enforcement

All of our intellectual property assets were created with the goal of solving business problems, with the intent to achieve commercial status. However, it is our belief that many of our inventions have become part of the commercial activities of other businesses without having been licensed, depriving us of value creation opportunities. As a result, patent enforcement activities are a central part of our business strategy.

From April 2011 to the Merger, Walker Digital filed 42 patent infringement lawsuits against 187 defendants involving 47 patents in suit. These enforcement efforts have resulted in over $64 million in gross revenue, settlement income and patent sales proceeds to date, including $19.75 million in proceeds from patent sales and $44.3 million in settlement income/licensing revenue. None of this revenue was derived from partnership relationships. There are currently 17 litigation matters in the US District Court in Delaware. We expect to expand our enforcement activities to other patents in our portfolio and other unlicensed users of those patents that have previously been asserted in litigation. Our litigations are disclosed herein.

Intellectual Property/Patent Portfolio Overview

Our patent portfolio currently consists of 420 granted patents, as well as 73 pending patent applications, naming Mr. Walker as inventor.

Our patents describe inventions in areas such as authentication techniques, internet search, social networking and advertising and online transactions, among many others. They are relevant to a broad array of large and growing industries including data management, e-commerce, electronic and computer hardware, social networking and internet services, financial services, entertainment and video gaming, online education, manufacturing, security and state lotteries.

Furthermore, to optimize the quality of our intellectual property, Walker Digital employed or retained what we believe to be are well qualified patent attorneys to work hand in hand with inventors at every stage of the patent procurement process, from ideation, through drafting, prosecution and appeals. We intend to continue to build the invention portfolio under Mr. Walker’s leadership and also believe there are valuable un-asserted claims within the portfolio. We will file for additional patent protection based on some of our existing patents and patent applications when appropriate. In addition, all of our employees enter into confidentiality agreements with us, which includes a provision governing the assignment of inventions.

A list of our current patents can be found on our website at www.patentproperties.com , as well as on the Internet website of the U.S. Patent and Trademark Office .

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Overview of Patent Licensing Platform

We are currently in the process of developing in-house, an entirely new digitally-driven business system to establish a patent licensing platform. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. We believe an innovative, digitally-driven business system could create significant value for all participants, including Inventors/Patent Owners/Licensors and Patent Users/Licensees. It is a problem that we believe we are well- positioned to solve given Walker Digital’s track record of innovation, first-hand experience in intellectual property licensing and monetization, and long-term relationships with large corporations, research institutions, universities, inventors and others that will form the ecosystem of the business being built. Our solution will rely on proprietary software and “Big Data” analytical tools that have only recently become available and affordable. As of February 2014, the Company has developed the specifications for the licensing system and the products associated with it, hired a chief technical officer to oversee continued development activities and appointed a best-in-class vendor who is expected to supply several critical components of the system.

Competition

We expect to encounter competition from others seeking to license or sell intellectual property. This includes an increase in the number of competitors seeking to license or sell similar patents and technologies.

Other companies may develop competing technologies and offerings that may provide better or less expensive alternatives to our patented technologies that we may license or sell and our services. Many potential competitors may have significantly greater resources than we do. Technological advances or entirely different approaches developed by one or more of our competitors could render certain of the technologies owned and services to be provided obsolete and/or uneconomical.

Employees

We have 14 full-time employees. In addition, although he is not an employee, Mr. Walker has and will continue to devote substantial, but not all, of his working effort to us. Over the course of the next twelve months, we anticipate hiring up to ten additional employees to support our business, including the development of our new patent licensing platform. Any future hiring decisions will be on an as-needed basis, based upon projected research and development activities. At this time we believe our staffing is sufficient for our current operations.

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DESCRIPTION OF PROPERTY

Our Connecticut office, which serves as our corporate headquarters, is located at Two High Ridge Park, Stamford, Connecticut. We lease space pursuant to a Shared Services Agreement with Walker Digital. The Walker Digital lease will expire in September of 2015. The annual rent for the office space occupied by us is approximately $105,000. We believe that our existing facilities are adequate to accommodate our current business needs.

LEGAL PROCEEDINGS

Below is a brief description of material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which we or any of our subsidiaries is a party or of which any of their property is the subject.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 6,199,014 in the United States District Court for the District of Delaware, Docket No. 11-309. The complaint was filed against Apple, Inc., BMW of North America LLC, Google, Inc., Mapquest, Inc. Mio Technology USA, Tom Tom, Inc., Telenav, Inc., Blusens Technology S.C., NDrive, Inc., Navman Wireless Holdings LP, Microsoft Corporation and Samsung Electronics. The complaint seeks damages and a permanent injunction. Following early stages of discovery, Walker Digital voluntarily dismissed BMW of North America LLC, Mapquest Inc., Mio Technology USA, Tom Tom, Inc., TeleNav Inc., Blusens Technology S.C., NDrive, Inc., and Navman Wireless Holdings, LP, without prejudice. Apple, Inc., entered into a license agreement with Walker Digital on June 27, 2011 and was subsequently dismissed as a defendant. Following claim construction, Walker Digital voluntarily dismissed Microsoft Corporation.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 7,801,802 in the United States District Court for the District of Delaware, Docket No. 11-311. A complaint was filed against Google, Inc., Yahoo! Inc., and Microsoft Corporation. The complaint seeks damages and a permanent injunction. Yahoo! Inc. entered into a license agreement with Walker Digital on July 11, 2012 and the case was dismissed against Yahoo!.

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On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 5,884,272 and 5,884,270 in the United States District Court for the District of Delaware, Docket No. 11-318. The complaint was filed against MySpace, Inc., News Corporation, Friendster, Inc., LinkedIn Corporation, Buckaroo Acquisition Corporation, Criterion Capital Partners LP, Google, Inc., Tagged, Inc., and Facebook, Inc. The complaint seeks damages and a permanent injunction. Walker Digital has entered into a settlement agreement with Facebook, Inc. on July 12, 2011, Tagged, Inc. on June 22, 2012, MySpace, Inc. on December 9, 2011, Friendster, Inc. on March 12, 2012, and LinkedIn, Inc. on May 20, 2013. Walker Digital has subsequently dismissed each settling party respectively from this matter. On October 4, 2013, Google, Inc. filed a petition for review with the Patent and Trademark Officer regarding certain claims of U.S. Patent 5,884,270.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,138,105 and 6,601,036 in the United States District Court for the District of Delaware, Docket No. 11-320. The complaint was filed against American Airlines, Inc., Amazon, Inc., Best Buy Co., Inc., Bestbuy.com, LLC, BBY Solutions, Inc., Dell, Inc., Delta Airlines, Inc., Expedia, Inc., Hewlett-Packard Company, Sony Electronics, Inc. and Wal-Mart Stores, Inc. The complaint seeks damages and a permanent injunction. Dell, Inc. entered into a settlement agreement with Walker Digital on July 12, 2011 and was subsequently dismissed by Walker Digital from this matter. After further review of the alleged infringing product, Walker Digital voluntarily dismissed Best Buy Co., Inc., BBY Solutions, Inc., and Sony Electronics, Inc. American Airlines was discharged from bankruptcy on December 9, 2013 and Walker Digital subsequently dismissed them from this matter.

On April 11, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 6,263,505 in the United States District Court for the District of Delaware, Docket No. 11-321. The complaint was filed against Ayre Acoustics, Inc., Best Buy Co., Inc., D&M Holdings U.S. Inc., Denon Electonics (USA), LLC, Funai Corporation, Inc., Haier America Trading, LLC, Harman International Industries, Inc., JVC Americas Corporation, LG Electronics USA, Inc., Marantz America, Inc., Onkyo USA Corporation, Oppo Digital, Inc., Orion Electric America, Inc., Panasonic Corporation of North America, Philips Electronics North America Corporation, Pioneer Electronics (USA) Inc., Samsung Electronics America, Sharp Electronics Corporation, Sherwood America Inc., Sony Corporation of America, Sony Electronics, Inc., Technicolor USA, Inc., (d/b/a RCA), Toshiba America Information Systems, Inc., Vizio, Inc., Yamaha Corporation of America, Bestbuy.com, LLC and Best Buy Stores, L.P. The complaint seeks damages and a permanent injunction. Walker Digital entered into a settlement agreement with Toshiba America Information Systems, Inc. on September 14, 2011, Oppo Digital, Inc. on October 11, 2011, Yamaha Corporation of America on December 7, 2011, Denon Electonics (USA), LLC on February 3, 2012, Orion America, Inc. on February 15, 2012, Sherwood America, Inc. on March 2, 2012, Harman International Industries, Inc. and Philips Electronics North America Corporation on March 8, 2012, Samsung Electronics America on June 13, 2012, Pioneer Electronics (USA) Inc and Onkyo USA Corporation on June 27, 2012, LG Electronics USA on June 28, 2012, Sharp Electronics Corporation on July 2, 2012, Panasonic Corporation of North America on November 6, 2012. Walker Digital subsequently dismissed each licensee respectively from this matter.

On April 12, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 7,924,323 in the United States District Court for the District of Delaware, Docket No. 11-326. The complaint was filed against Canon U.S.A. Inc., Casio America, Inc., Eastman Kodak Co., Eye-Fi, Inc., Fujifilm U.S.A, Inc., Nikon, Inc., Olympus America, Inc., Pentax of America, Inc., Ricoh Americas Corporation, Samsung Electronics America, Sanyo North America Corporation, Sony Corporation of America and Sony Electronics, Inc. The complaint seeks damages and a permanent injunction. Walker Digital entered into a settlement agreement with Nikon, Inc. on December 19, 2011, Samsung Electronics America on June 13, 2012 and Canon U.S.A. Inc. on March 5, 2013. Walker Digital subsequently dismissed each licensee respectively from this matter.

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On April 22, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 5,970,470 in the United States District Court for the District of Delaware, Docket No. 11-362. The complaint was filed against Amazon.com, Inc. The complaint seeks damages and a permanent injunction.

On April 25, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,224,486 and 6,425,828 in the United States District Court for the District of Delaware, Docket No. 11-368. The complaint was filed against 2K Games, Inc., 2K Sports, Inc., Capcom Entertainment, Inc., Capcom U.S.A, Inc., Electronic Arts, Inc., Konami Digital Entertainment, Inc., Microsoft Corporation, Rockstar Games, Inc., Sega of America Inc., Sony Computer Entertainment America LLC, Square Enix of America Holdings, LLC, Square Enix, Inc., Take-Two Interactive Software, Inc., THQ Inc. and Ubisoft, Inc. The complaint seeks damages and a permanent injunction. Walker Digital has entered into a settlement agreement with Electronic Arts, Inc. on July 24, 2012, Take-Two Interactive Software, Inc., 2K Games, Inc., 2K Sports, Inc. and Rockstar Games, Inc. on August 2, 2012, and Konami Digital Entertainment, Inc. and Square Enix, Inc. on December 28, 2012, and Ubisoft, Inc., Sega of America, Inc. and Capcom U.S.A. on September 1, 2013. Walker Digital has subsequently dismissed each settling party respectively from this matter.

On April 26, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 7,933,893 in the United States District Court for the District of Delaware, Docket No. 11-369. The complaint was filed against Google, Inc., Microsoft Corporation, Amazon.com, Inc., and Vibrant Media. The complaint seeks damages and a permanent injunction. Walker Digital voluntarily dismissed Google, Inc., Microsoft Corporation and Amazon.com, Inc.

On August 8, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,110,041 and 6,293,866 in the United States District Court for the District of Delaware, Docket No. 11-696. The complaint was filed against Microsoft Corporation, Sony Computer Entertainment America LLC, Sony Network Entertainment America, Inc., and Sony Network Entertainment International LLC. The complaint seeks damages and a permanent injunction. Walker Digital voluntarily dismissed Sony Network Entertainment America, Inc.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-989. The complaint was filed against Google, Inc. The complaint seeks damages and a permanent injunction.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-990. The complaint was filed against Amazon.com, Inc. The complaint seeks damages and a permanent injunction.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patent 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-991. The complaint was filed against Microsoft Corporation. The complaint seeks damages and a permanent injunction.

On October 18, 2011, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 8,041,711 in the United States District Court for the District of Delaware, Docket No. 11-993. The complaint was filed against Vibrant Media, Inc. The complaint seeks damages and a permanent injunction.

On January 16, 2013, Walker Digital filed suit alleging infringement of one or more claims of U.S. Patents 6,381,582 in the United States District Court for the District of Delaware, Docket No. 13-096. The complaint was filed against Wal-Mart Stores, Inc. The complaint seeks damages and a permanent injunction.

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On February 12, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patents 6,381,582 in the United States District Court for the District of Delaware, Docket 14-185. The complaint was filed against K-Mart Corporation. The complaint seeks damages and a permanent injunction.

On February 12, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,558,921 in the United States District Court for the District of Delaware, Docket 14-186. The complaint was filed against Google Inc. The complaint seeks damages for past, present and future infringement.

On April 8, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 6,381,582 in the United States District Court for the District of Delaware, Docket 14-448. The complaint was filed against Bed Bath & Beyond. The complaint seeks damages for past, present and future infringement.

On May 14, 2014, Certified Measurement, LLC filed suit alleging infringement of one or more claims of US Patents 5,828,751, 6,282,648, 6,289,453, and 8,549,310 in the United States District Court for the Eastern District of Texas, Docket 14-627. The complaint was filed against Centerpoint Energy Houston Electric, LLC and Itron, Inc. The complaint seeks an injunction and damages for past, present and future infringement.

On June 6, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,558,921 in the United States District Court for the District of Delaware, Docket 14-720. The complaint was filed against Microsoft Corporation. The complaint seeks damages for past, present and future infringement.

On June 11, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 6,381,582 in the United States District Court for the District of Delaware, Docket 14-730. The complaint was filed against Sears, Roebuck and Co. and Sears Holdings Management Corporation. The complaint seeks damages for past, present and future infringement.

On June 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 5,970,470 in the United States District Court for the District of Delaware, Docket 14-783. The complaint was filed against Sam's West, Inc. d/b/a Sam's Club. The complaint seeks damages for past, present and future infringement.

On June 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 5,970,470 in the United States District Court for the District of Delaware, Docket 14-784. The complaint was filed against Target Corporation. The complaint seeks damages for past, present and future infringement.

On July 25, 2014, Sensus USA, Inc. filed a complaint for declaratory judgment of non-infringement of U.S. Patents 5,828,751, 6,282,648, 6,289,453 and 8,549,310 against Certified Measurement LLC, a subsidiary of IH LLC, in the United States District Court for the District of Connecticut, Docket 14-069. On August 19, 2014, Certified Measurement LLC filed a counterclaim alleging infringement of one or more claims of such patents seeking damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-067. The complaint was filed against Gameloft, Inc. The complaint seeks damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-068. The complaint was filed against GluMobile. The complaint seeks damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-069. The complaint was filed against Kabam, Inc. The complaint seeks damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-070. The complaint was filed against King.com, Inc. The complaint seeks damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-071. The complaint was filed against NGMoco, LLC. The complaint seeks damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-072. The complaint was filed against Rovio Entertainment Company. The complaint seeks damages for past, present and future infringement.

On August 19, 2014, IH LLC filed suit alleging infringement of one or more claims of U.S. Patent 8,784,198 in the United States District Court for the District of Delaware, Docket 14-073. The complaint was filed against Supercell, Inc. The complaint seeks damages for past, present and future infringement.

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PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current Assets:
Cash	$19,864	$24,703
Accounts receivable	-	12
Prepaid and other current assets	341	525
Total current assets	20,205	25,240
Other Assets:
Investments, at cost	250	250
TOTAL ASSETS	$20,455	$25,490
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$829	$634
Accrued expenses	1,341	703
TOTAL LIABILITIES	2,170	1,337

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized	-	-
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 shares issued as of June 30, 2014 and December 31, 2013, respectively	21	21
Treasury stock, 393,172 shares, at cost	(840)	(840)
Additional paid-in capital	41,735	37,398
Accumulated deficit	(22,646)	(12,441)
TOTAL STOCKHOLDERS’ EQUITY	18,285	24,153
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,455	$25,490

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

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PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2014	2013
Revenues:
Licensing fees	$6	$172
Patent sales	-	-
Total revenues	6	172

Legal and consulting contingency fees	-	12

Net revenue	6	160

Operating expenses:
Other legal and consulting fees	746	328
Patent prosecution and maintenance fees	296	204
Compensation and benefits	2,031	286
Professional fees	732	293
Software	202	-
General and administrative	248	33
Total operating expenses	4,255	1,144

Operating net loss	(4,249)	(984)

Other income
Interest income	9	-

Net loss	$(4,240)	$(984)

Net loss per common share:
Basic	$(0.20)	$(0.13)
Diluted	$(0.20)	$(0.13)

Weighted average common shares outstanding:
Basic	21,135	7,668
Diluted	21,135	7,668

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

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PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Revenues:
Licensing fees	$6	$1,124
Patent sales	-	-
Total revenues	6	1,124

Legal and consulting contingency fees	-	387

Net revenue	6	737
Operating expenses:
Other legal and consulting fees	819	943
Patent prosecution and maintenance fees	511	407
Compensation and benefits	3,634	596
Professional fees	4,558	293
Software	202	-
General and administrative	506	69
Total operating expenses	10,230	2,308

Operating net loss	(10,224)	(1,571)

Other income
Interest income	19	-

Net loss	$(10,205)	$(1,571)

Net loss per common share:
Basic	$(0.50)	$(0.20)
Diluted	$(0.50)	$(0.20)

Weighted average common shares outstanding:	20,528	7,668
Basic	20,528	7,668
Diluted

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

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PATENT PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(10,205)	$(1,571)
Adjustments to reconcile net loss to net cash used in operating activities:
Net contribution from (net distribution to) related party shareholder	81	1,310
Stock-based compensation	4,256	-
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	12	803
Prepaid and other current assets	184	19
Increase (decrease) in:
Accounts payable	195	(334)
Accrued expenses	638	(227)
Net cash used in operating activities	(4,839)	-
Net change in cash	(4,839)	-
Cash:
Beginning	$24,703	$-
Ending	$19,864	$-

The accompanying unaudited notes are an integral part of these condensed consolidated financial statements.

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NOTE 1 – BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Patent Properties, Inc. and Subsidiaries (the "Company") was previously known as GlobalOptions Group, Inc. (a Delaware corporation) with a wholly owned subsidiary GlobalOptions, Inc. On July 11, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on September 18, 2013 (the “Closing Date”) Walker Digital Holdings, LLC (“Walker Holdings”), a wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”) became a wholly-owned subsidiary of the Company (the “Merger”). Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”). As a result of the Merger, the Company is now a holding company with its primary operations conducted through IH LLC, as more fully discussed below. Under the transaction, Walker Digital received shares of the Company’s common stock and shares of a new Series B Preferred Stock, resulting in Walker Digital (after giving effect to a resale transaction in February 2014) owning approximately 48% of the economic interest and approximately 82.2% of the voting interest in the Company. Walker Digital may also receive an additional 2,166,667 shares of common stock, subject to certain performance conditions ("Contingency Shares").

Prior to the merger, Walker Digital Licensing and Enforcement (“Walker Licensing”) was a business segment of Walker Digital and was engaged in developing and commercializing patents and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property through the sale of select patent assets.

On June 3, 2013, IH LLC f/k/a Walker Holdings, was formed as a limited liability company in the State of Delaware. Walker Digital was the sole member of IH LLC. Immediately prior to the closing of the Merger, Walker Digital contributed Walker Licensing’s assets and business to IH LLC. In connection with the Merger, the Company acquired IH LLC and Walker Digital transferred ownership of the intellectual property assets that were primary to Walker Licensing’s business to IH LLC. All improvements to those assets, together with any intellectual property produced in connection with the patent licensing system under development, were assigned pursuant to an Invention Assignment Agreement with Mr. Walker.

Simultaneously with the closing of the Merger, we completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for consideration net of offering costs of $11.7 million. The warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of our common stock and are subject to a call option in favor of the Company. It is a condition to our right to exercise the call option that, prior to the exercise of the call option, the closing price of our common stock equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days. The Placement was made to a limited number of accredited investors and was deemed to be exempt from registration.

Nature of Business

The Company develops, licenses and otherwise enforces patented technologies. The Company generates revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. The Company may also monetize its intellectual property through the sale of select patent assets. Patent protection is a key part of the Company’s business model, because it provides the Company with a period of exclusive ownership during which the Company can recoup risk capital and generate a profit from inventions. As an entrepreneurially driven entity, the Company is committed to a flexible approach when it comes to business models, deal terms and allocations of risk. The Company is also creating an innovative licensing solution for the mass market of patent owners and users “The United States Patent Utility™” (the “Patent Utility”). As of June 30, 2014, the Company has developed the specifications for the Patent Utility and the products associated with it. On July 20, 2014, a patent application covering the patent licensing system currently in development was filed by us with the United States Patent and Trademark Office. Although the Company has not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value, the Company believes that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties.

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NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, the instructions to Form 10-Q and the rules and regulations of the SEC. Accordingly, since they are interim statements, the accompanying condensed consolidated financial statements do not include all of the information and notes required by GAAP for annual financial statements, but reflect all adjustments consisting of normal, recurring adjustments, that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. In the opinion of the Company’s management, all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the periods presented have been included. Interim results are not necessarily indicative of results for a full year. The condensed consolidated financial statements and notes should be read in conjunction with the financial statements and notes for the year ended December 31, 2013 included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

The Merger was accounted for as a “reverse merger.” Furthermore, the Merger was deemed to be a recapitalization of IH LLC, and as such, all capital accounts have been restated as if the Merger had occurred prior to the earliest period presented. IH LLC was deemed to be the acquirer in the Merger for accounting purposes. Consequently, the assets and liabilities and the historical operations of the Company that are reflected in the condensed consolidated financial statements prior to the Merger are those of IH LLC, and the condensed consolidated financial statements of the Company after completion of the Merger include the assets and liabilities of IH LLC, historical operations of IH LLC and operations of IH LLC from the Closing Date of the Merger.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Actual results could differ from these estimates. The Company's significant estimates and assumptions include stock-based compensation and the valuation allowance related to the Company's deferred tax assets. Certain of the Company's estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company's estimates and could cause actual results to differ from those estimates and assumptions.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding.

For purposes of calculating basic and diluted earnings per share, vested restricted stock awards are considered outstanding. Under the treasury stock method, diluted EPS reflects the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. The following financial instruments were not included in the diluted loss per share calculation for the three and six months ended June 30, 2014 because their effect was anti-dilutive:

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As of June 30, 2014

Common stock options	3,223,000
Common stock warrants	1,980,318
Common shares underlying Series B Preferred Stock	14,999,000
Contingency shares	2,166,667
Excluded potentially dilutive securities	22,368,985

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

Licensing Fees

We derive the majority of our revenue from patent licensing. In general, these revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. Significantly all of the patent licenses are granted on the entire portfolio rather than individual patents. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. The Company recognizes licensing fees when there is persuasive evidence of a licensing arrangement, all obligations have been substantially performed, fees are fixed or determinable and collectability is reasonably assured.

An allowance for doubtful accounts is established based on the Company’s best estimate of the amount of probable credit losses in the Company’s existing license fee receivables, using historical experience. The Company reviews its allowance for doubtful accounts periodically. Past due accounts are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Patent Sales

All patents have been internally developed. Research and development cost, if any, are expensed as incurred. The Company monetizes its intellectual property through the sale of select patent assets. As patent sales represents a component of the Company’s ongoing major or central operations and activities, the Company records the related proceeds as revenue. The Company recognizes the patent sales revenue when there is persuasive evidence of a sales arrangement, all obligations have been substantially performed, fees are fixed or determinable and collectability is reasonably assured. These requirements are generally fulfilled upon closing of the patent sale transaction.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met.

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Software Development Costs

In accordance with Accounting Standards Codification ("ASC") 985-20 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility occurs when a working model is completed or a detail program design exists. After technological feasibility is established, additional costs are capitalized.

Contingent Legal and Consulting Fees

Contingent legal and consulting fees are expensed in the condensed consolidated statements of operations in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal and consulting fees are required to be paid; however, the Company may be liable for certain out of pocket legal and consulting costs incurred pursuant to the underlying legal and consulting services agreement. Legal fees advanced by contingent law firms, if any, that are required to be paid in the event that no license recoveries are obtained are expensed as incurred and included in liabilities in the condensed consolidated balance sheets.

Investments

In cases where the Company’s investment is less than 20% of the outstanding voting stock and significant influence does not exist, the investment is carried at cost.

Income Taxes

As a result of the Merger, beginning on September 18, 2013, the Company’s results of operations are taxed as a C Corporation. Prior to the Merger, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

Revenue Concentrations

The Company considers significant revenue concentrations to be counterparties who account for 10% or more of the total revenues generated by the Company during the period. For the six month periods ended June 30, 2014, there was no material revenue and for the six month period ended June 30, 2013, the amount of revenue derived from counterparties representing more than 10% of our total revenues was 79%.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on interim financial reporting dates and vesting dates until the service period is complete. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. The Company recognizes employee stock-based compensation expense on a straight line basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense is reflected within operating expenses in the condensed consolidated statements of operations.

41

Net Contribution (Distribution) to Related Party Shareholder

Net contribution (distribution) to related party shareholder consists of non-cash net transfers to/from Walker Digital in relation to cash pooling and various allocations.

NOTE 3 - INVESTMENTS

The Company received 57,000 shares of common stock in Tagged, Inc. as part of payment in connection with a license agreement. If on liquidation date (i.e. public offering or change of control), the grant value of the stock is less than $250 thousand (“grant value” or “floor value”), Tagged will pay the Company the difference between the $250 thousand floor value and the grant value. The investment is carried at cost and the cost was established as floor value.

NOTE 4 - SHARED SERVICES AGREEMENT

In connection with the Merger, the Company entered into a Shared Services Agreement (“Shared Services Agreement”) with Walker Digital Management (“WDM”), which became effective at the closing of the Merger. The cost of such services varies monthly based on the terms of the Shared Services Agreement. The incurred expenses prior to the Closing of the Merger, including but not limited to executive compensation, information technology services and supplies, administrative and general services and supplies and rent and utilities, are based either on specific attribution of those expenses or, where necessary and appropriate, based on the Company’s best estimate of an appropriate proportional allocation.

The following table represents expenses incurred under the Shares Services Agreement and contributed by WDM on behalf of the Company:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
(dollars in thousands)
Operating Expenses:
Compensation Expenses (1)	$(1)	$79	$8	$172
Rent and utilities	26	22	53	48
Office services and supplies	5	10	13	13
Telephone	4	2	7	4
Other	12	(3)	20	3
Insurance	-	-	-	1
Total Operating Expenses	$46	$110	$101	$241

(1)	Compensation expenses are net of services charged to WDM. During the three months ended June 30, 2014, and 2013, the Company charged approximately $26,000 and $0 of expenses, respectively, and during the six months ended June 30, 2014, and 2013, the Company charged approximately $42,000 and $0 of expenses, respectively related to such services.

As of June 30, 2014 and December 31, 2013, due from WDM included in prepaid and other current assets on the condensed consolidated balance sheets was $11,000 and $19,000, respectively.

42

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to claims, counterclaims and legal actions that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on the Company’s financial position, results of operations or cash flows. The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, at no less than the minimum of the range. As of June 30, 2014, the litigation accrual was not material.

Accrued Bonuses and Severance

As of June 30, 2014 and December 31, 2013, accrued bonuses were $333,000 and $208,000, respectively. Most accrued bonuses are discretionary in nature, although some are based on specific performance goals. As of June 30. 2014, the Company had accrued severance payments of $519,000 payable to two former executives in connection with their employment agreements and pursuant to their separation agreements.

These amounts are included in accrued expenses on the consolidated balance sheets.

NOTE 6 - EQUITY

As of June 30, 2014, the Company had authorized an aggregate of 100,000,000 shares of common stock, par value $0.001 per share. The Company, had authorized an aggregate of 15,000,000 shares of preferred stock, par value $0.001 per share, 14,999,000 shares of which have been designated Series B Convertible Preferred Stock. As of June 30, 2014, there were 21,134,744 shares of the Company’s common stock issued and 20,741,572 outstanding. As of June 30, 2014, 14,999,000 shares of the Company’s Series B Convertible Preferred Stock were issued and outstanding.

Registration Rights

On September 18, 2013, upon the closing of a private placement (the “Placement”) of newly issued shares of the Company’s common stock and warrants, the Company entered into a registration rights agreement (the “Offering Registration Rights Agreement”) with the investors participating in the Placement. Under the terms of the Offering Registration Rights Agreement, the Company committed to file a registration statement covering the resale of the common stock issued in the Placement, as well as the common stock issuable on exercise of the warrants, within 30 calendar days from the Closing Date of the Placement (the “Filing Deadline”) and to use reasonable best efforts to cause the registration statement to become effective by certain dates or be subject to partial liquidated damages. The Company’s Form S-1 Registration Statement was filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2013 and declared effective on February 13, 2014. Accordingly, the Company met its commitment in connection with the Offering Registration Rights Agreement.

NOTE 7 - STOCK-BASED COMPENSATION

Total stock-based compensation to employees and non-employees for the three and six months ended June 30, 2014 and 2013, respectively, is presented in the following table:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
(dollars in thousands)

Employee option awards	$493	-	$1,054	-
Non employee compensation expenses	83	-	114	-
Non-employee restricted stock awards	-	-	3,088	-
Total compensation expense	$576	-	$4,256	-

43

Stock-based Compensation

Stock Options to Employees

During the second quarter 2014, the Company granted options for the purchase of 538,000 shares of its Common Stock at various exercise prices under the Incentive Plan to various employees. These options have an aggregate grant date fair value of approximately $1.1 million utilizing the Black-Scholes option pricing model with the following assumptions used:

Exercise Price	$3.10 - $3.80
Term	10 years
Expected Life	5.4 – 6.5 years
Volatility	62.8% – 72.7%
Dividends	0%
Risk Free Rate of Interest	1.64% - 2.38%
Vesting:	March 2015 – June 2017

The expected life of the options was calculated using the simplified method, using the average of the contractual term and the vesting period.  Due to the limited operating history of the Company, the expected volatility used to calculate the fair value of options granted during the three months ended June 30, 2014 was based on an index of comparable companies as permitted.

In March 2014, the Company entered into a separation agreement with a former executive of the Company effective March 15, 2014. The agreement provided an accelerated vesting of one tranche of stock options awards previously granted to the executive.  On the effective date, these options had an fair value of approximately $0.2 million utilizing the Black-Scholes option pricing model with the following assumptions used:  contractual life of 1.7 years; volatility of 80.3%; dividends of 0%; and a risk free interest rate of 0.36%.  The expense of the accelerated vesting of these outstanding stock options was included in stock-based compensation for the quarter ended March 31, 2014, there was no related expense during the quarter ended June 30, 2014.

Stock Options to Non-employees

Stock-based compensation expense related to stock-based awards to non-employees is recognized as the stock-based awards are earned, generally through the provision of services. The Company believes that the fair value of the stock-based awards is more reliably measurable than the fair value of the services received. The fair value of the granted stock-based awards is calculated at each reporting date.

During the second quarter of 2014 the Company granted options to non-employees for the purchase of 115,000 shares of its Common Stock at various exercise prices under the Incentive Plan, to advisors of the Company. These options have an aggregate grant date fair value of approximately $0.3 million utilizing the Black-Scholes option pricing model with the following assumptions used:

Exercise Price	$3.10 - $3.80
Term	10 years
Remaining Contractual Life	9.8 – 10 years
Volatility	72.7%
Dividends	0%
Risk Free Rate of Interest	2.53%
Vesting:	March 2015 – June 2016

Due to the limited operating history of the Company, the expected volatility used to calculate the fair value of options granted during the three months ended June 30, 2014 was based on an index of comparable companies as permitted.

44

Restricted Stock to Non-employees

On September 18, 2013, in connection with the amendment of a service agreement with a vendor pursuant to which the vendor reduced its future fees, the Company issued 1,445,000 shares of common stock to the vendor. The common stock vested on March 17, 2014. The Company recorded the pro rata portion of this non-employee award as a component of professional fees. The amounts recorded to such award were $3.1 million during the first quarter ended March 31, 2014, there was no related expense for the three months ended June 30, 2014.

A summary of the status of the Company’s stock option plans and the changes during the six months ended June 30, 2014, is presented in the table below:

	Number of Shares	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Remaining Contractual Life (in years)

Outstanding at December 31, 2013	2,305,000	$3.96	130	9.9
Options Granted	1,238,000	$3.50	-	9.0
Options Exercised	-
Options Cancelled	(320,000)	$4.05
Outstanding at June 30, 2014	3,223,000	$3.78	-	8.9

Options vested and exercisable	300,000	$3.38	-	2.8

As of June 30, 2014, the Company had unrecognized stock-based compensation expense related to all unvested stock options of $5.4 million, which is expected to be recognized over the remaining weighted-average vesting period of 2.22 years.

NOTE 8 – SOFTWARE AGREEMENT

On May 8, 2014 (the "Effective Date"), the Company entered into a Software as Service Agreement (the "Agreement") with Innography, Inc. ("Innography") under which the Company will have access to Innography’s proprietary web-based application software platforms and patent related data and analytics functionality in connection with the development and commercialization of the Patent Utility.

The term of the Agreement commences on the Effective Date and continues until the two year anniversary of the Effective Date (the "Initial Term"). The Agreement may be renewed for up to three additional and consecutive one year renewal periods (each a "Renewal Term"). The Agreement will renew for the first and second Renewal Terms unless the Company elects to terminate the Agreement in advance of renewal and will renew for the third Renewal Term unless either party elects to terminate the agreement in advance of renewal. In the event of a change of control, as defined in the Agreement, of Innography, on or after June 30, 2015 Innography may terminate the then current term on 60 days notice (“Control Termination”). In the event of a Control Termination or if the Agreement is not renewed for an optional Renewal Term, or after the last of up to three Renewal Terms expires, the Company may renew for an additional one year period during which Innography will provide its services and reasonably assist the Company in migrating to a replacement service (the "Wind Down Term").

Concurrent with the execution of the Agreement, the Company paid a one-time fee of $200,000. In consideration for the access to Innography's software application, the Company paid a fee of $350,000 on July 1, 2014, and will pay $500,000 on January 1, 2015 and $650,000 on July 1, 2015. For each Renewal Term the Company will pay semi-annual payments of $800,000 on January 1 and July 1, but the semi-annual payments may increase from $800,000 to $1,100,000 if the Company's semi-annual net revenues, as defined in the Agreement, exceed $15 million. In the event that the Wind Down Term extends beyond the fifth anniversary of the Effective Date, the semi-annual rates shall increase 20% for any portion of the Wind Down Term that occurs after the fifth anniversary of the Effective Date.

45

PATENT PROPERTIES, INC. AND SUBSIDIARIES

46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Stockholders

of Patent Properties, Inc.

We have audited the accompanying consolidated balance sheets of Patent Properties, Inc. and Subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patent Properties, Inc. and Subsidiaries, as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp

New York, NY
March 31, 2014

47

PATENT PROPERTIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(dollars in thousands, except per share amounts)

	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$24,703	$—
Accounts receivable	12	3,663
Prepaid and other current assets	525	164
Total current assets	25,240	3,827
Other Assets:
Investments, at cost	250	250
TOTAL ASSETS	$25,490	$4,077

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$634	$465
Accrued expenses	703	1,684
TOTAL LIABILITIES	1,337	2,149

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 15,000,000 shares authorized	—	—
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 and 7,667,667 shares issued as of December 31, 2013 and December 31, 2012 respectively	21	8
Treasury stock, 393,175 shares, at cost	(840)	—
Additional paid-in capital	37,398	(23)
Retained earnings (accumulated deficit)	(12,441)	1,928
TOTAL STOCKHOLDERS' EQUITY	24,153	1,928
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,490	$4,077

See notes to these consolidated financial statements.

48

PATENT PROPERTIES, INC. AND SUBSIDIARIES

Consolidated STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	December 31,
	2013	2012
Revenues:
Licensing fees	$2,092	$17,852
Patent sales	—	14,450
Total revenues	2,092	32,302

Legal and consulting contingency fees	752	10,763

Net revenue	1,340	21,539

Operating expenses:
Other legal and consulting fees	1,563	3,218
Patent prosecution and maintenance fees	1,000	812
Electronic data set-up fees	—	2,400
Compensation and benefits	3,213	3,643
Professional fees	9,383	—
General and administrative	563	168
Total operating expenses	15,722	10,241

Operating income (loss)	(14,382)	11,298

Other income
Interest income	13	—

Net income (loss)	$(14,369)	$11,298

Net income (loss) per common share
Basic	$(1.29)	$1.47
Diluted	$(1.29)	$0.50

Weighted average common shares outstanding
Basic	11,126	7,668
Diluted	11,126	22,667

PRO FORMA COMPUTATION RELATED TO CONVERSION TO C CORPORATION FOR TAX PURPOSES (unaudited):

Historical income (loss) - through September 18, 2013	$(2,529)	$11,298
Pro forma benefit (provision) for income taxes	1,012	(4,519)
Pro forma income (loss)	$(1,517)	$6,779

Historical income (loss) - through September 18, 2013
Basic	$(0.14)	$0.88
Diluted	$(0.14)	$0.30

Pro forma weighted average basic shares outstanding	11,126	7,668
Pro forma weighted average diluted shares outstanding	11,126	22,667

See notes to these consolidated financial statements.

49

PATENT PROPERTIES, INC. AND SUBSIDIARIES

Consolidated STATEMENTS OF STOCKHOLDERS' EQUITY

(dollars and shares in thousands)

	Series B Convertible Preferred Stock		Common Stock		Treasury Stock, at Cost		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance December 31, 2011	14,999	$15	7,668	$8	—	$—	$(23)	$600	$600
Net Income	—		—	—	—	—	—	11,298	11,298
Net distribution to related party shareholder	—		—	—	—	—	—	(9,970)	(9,970)
Balance December 31, 2012	14,999	15	7,668	8	—	—	(23)	1,928	1,928
Net assets received and shares outstanding at time of reverse merger completed on September 18, 2013	—		6,552	7	355	(713)	15,922	—	15,216
Incentive shares vested - financial advisor	—		1,326	1	—	—	4,440	—	4,441
Incentive shares vested - vendor	—		1,445	1	—	—	3,124	—	3,125
Incentive shares vested - employees	—		183	—	—	—	614	—	614
Purchase of treasury shares at cost	—		—	—	39	(127)	127	—	—
Issuance of 3,960,615 shares common stock and 1,980,318 warrants, net cost of $0.2 million	—		3,961	4	—	—	11,690	—	11,694
Stock options granted, $2.364 per option	—		—	—	—	—	212	—	212
Net contribution from related party shareholder	—		—	—	—	—	1,292	—	1,292
Net loss for the period ended December 31, 2013	—		—	—	—	—	—	(14,369)	(14,369)
Balance December 31, 2013	14,999	$15	21,135	$21	394	$(840)	$37,398	$(12,441)	$24,153

See notes to these consolidated financial statements.

50

PATENT PROPERTIES, INC. AND SUBSIDIARIES

Consolidated STATEMENTS OF CASH FLOWS

(dollars in thousands)

	December 31,
	2013	2012
Cash Flows from Operating Activities
Net (loss) income	$(14,369)	$11,298
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Net contribution from (net distribution to) related party shareholder	1,292	(9,970)
Stock-based compensation	8,392	—
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	3,651	(2,718)
Prepaid and other current assets	(260)	(93)
Increase (decrease) in:
Accounts payable	169	98
Accrued expenses	(1,133)	1,385
Net cash used in operating activities	(2,258)	—

Cash Flows from Investing Activities:
Cash received in reverse merger transaction	15,394	—
Net cash provided by investing activities	15,394	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock and warrants, net of cost	11,694	—
Purchase of treasury stock	(127)	—
Net cash provided by financing activities	11,567	—

Net change in cash	$24,703	$—
Cash
Beginning	$—	$—
Ending	$24,703	$—

Supplemental disclosure of non-cash investing and financing transactions
Purchase of assets and liabilities in connection with reverse merger:
Prepaid and other current assets	$101	$—
Accrued expenses	$(279)	$—

See notes to these consolidated financial statements.

51

PATENT PROPERTIES, INC. AND SUBSIDIARIES

notes to Consolidated financial statements

Note 1. - Business Organization and Nature of Operations

Patent Properties, Inc. and Subsidiaries (the "Company") was previously known as GlobalOptions Group, Inc. (a Delaware corporation) with a wholly owned subsidiary GlobalOptions, Inc. On July 11, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on September 18, 2013 (the “Closing Date”) Walker Digital Holdings, LLC (“Walker Holdings”), a wholly-owned subsidiary of Walker Digital, LLC (“Walker Digital”) became a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, the Company is now a holding company with its primary operations conducted through Walker Holdings, as more fully discussed below, although the Company anticipates that Walker Holdings will transfer a patent licensing system to us or another of our subsidiaries. Although the Company have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value, the Company believes that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties. Subsequent to the Closing Date, Walker Holdings changed its name to Inventor Holdings, LLC (“IH LLC”). Under the transaction, Walker Digital received shares of the Company’s common stock and shares of a new Series B Preferred Stock, resulting in Walker Digital (after giving effect to the resale transaction described below under “Recent Developments”) owning approximately 49% of the economic interest and approximately 82.5% of the voting interest in the Company. Walker Digital may also receive an additional 2,166,667 shares of common stock, subject to certain performance conditions ("Contingency Shares").

Prior to the merger, Walker Digital Licensing and Enforcement (“Walker Licensing”) was a business segment of Walker Digital and was engaged in developing and commercializing patents and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property to include the sale of select patent assets.

On June 3, 2013, IH LLC f/k/a Walker Holdings, was formed as a limited liability company in the State of Delaware. Walker Digital was the sole member of IH LLC. Immediately prior to the closing of the Merger, Walker Digital contributed Walker Licensing’s assets and business to IH LLC. In connection with the Merger, the Company acquired IH LLC and Walker Digital transferred ownership of the intellectual property assets that were primary to Walker Licensing’s business to IH LLC. All improvements to those assets, together with any intellectual property produced in connection with the patent licensing system under development, were assigned pursuant to an Invention Assignment Agreement with Mr. Walker.

Simultaneously with the closing of the Merger, we completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for consideration net of offering costs of $11.7 million. The warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of our common stock and are subject to a call option in favor of the Company. It is a condition to our right to exercise its call option that, prior to the exercise of the call option, the closing price of our common stock equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days. The Placement was made to a limited number of accredited investors and was deemed to be exempt from registration.

Nature of Business

The Company develops, licenses and otherwise enforces patented technologies. The Company generates revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. The Company also monetizes its intellectual property to include the sale of select patent assets. Patent protection is a key part of the Company’s business model, because it provides the Company with a period of exclusive ownership during which the Company can recoup risk capital and generate a profit from inventions. As an entrepreneurially driven entity, the Company is committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

Note 2. -Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company were prepared in accordance with U.S. GAAP and include the assets, liabilities, revenues and expenses of the Company’s wholly-owned subsidiaries over which the Company exercises control. Intercompany transactions and balances were eliminated in consolidation.

The Merger was accounted for as a “reverse merger.” Furthermore, the Merger was deemed to be a recapitalization of IH LLC, and as such, all capital accounts have been restated as if the Merger had occurred prior to the earliest period presented. IH LLC was deemed to be the acquirer in the Merger for accounting purposes. Consequently, the assets and liabilities and the historical operations of the Company that are reflected in the consolidated financial statements prior to the Merger are those of IH LLC, and the consolidated financial statements of the Company after completion of the Merger include the assets and liabilities of IH LLC, historical operations of IH LLC and operations of IH LLC from the Closing Date of the Merger.

52

Reclassifications

Certain reclassifications of prior-year presentations have been made to conform to the 2013 presentation. The reclassifications did not have any impact on the results of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates. The Company’s significant estimates and assumptions include stock-based compensation and the valuation allowance related to the Company’s deferred tax assets.  Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates and assumptions.

Cash and Cash Equivalents

The Company maintains its cash in bank deposit and money market accounts which, at times, may exceed federally insured limits. The Company considers money market accounts that have maturity dates of three months or less from the purchase date to be cash equivalents.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding less unvested restricted stock of 1,445,000 shares.

For purposes of calculating basic and diluted earnings per share, vested restricted stock awards are considered outstanding. Under the treasury stock method, diluted EPS reflects the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. The following financial instruments were not included in the diluted loss per share calculation for the year ended December 31, 2013 because their effect was anti-dilutive:

As of December 31, 2013
Common Stock options	2,305,000
Common Stock warrants	1,980,318
Restricted Stock	1,445,000
Preferred Stock	14,999,000
Contingency shares	2,166,667
Excluded potentially dilutive securities	22,895,985

For the year ended December 31, 2012, diluted earnings per share includes the dilutive effects of 14,999,000 shares of preferred stock convertible into 14,999,000 shares of common stock using the if converted method.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonably assured.

Licensing Fees

We derive the majority of our revenue from patent licensing. In general, these revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. Significantly all of the patent licenses are granted on the entire portfolio rather than individual patents. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. The Company recognizes licensing fees when there is persuasive evidence of a licensing arrangement, fees are fixed or determinable, delivery has occurred and collectability is reasonably assured.

An allowance for doubtful accounts is established based on the Company’s best estimate of the amount of probable credit losses in the Company’s existing license fee receivables, using historical experience. The Company reviews its allowance for doubtful accounts periodically. Past due accounts are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

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Patent Sales

All patents have been internally developed. Research and development cost, if any, are expensed as incurred. The Company monetizes its intellectual property to include the sale of select patent assets. As patent sales represents a component of the Company’s ongoing major or central operations and activities, the Company records the related proceeds as revenue. The Company recognizes the patent sales revenue when there is persuasive evidence of a sales arrangement, fees are fixed or determinable, delivery has occurred and collectability is reasonably assured. These requirements are generally fulfilled upon closing of the patent sale transaction.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met.

Contingent Legal and Consulting Fees

Contingent legal and consulting fees are expensed in the Consolidated Statements of Operations in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent legal and consulting fees are required to be paid; however, the Company may be liable for certain out of pocket legal and consulting costs incurred pursuant to the underlying legal and consulting services agreement. Legal fees advanced by contingent law firms, if any, that are required to be paid in the event that no license recoveries are obtained are expensed as incurred and included in liabilities in the Consolidated Balance Sheets.

Investments

In cases where the Company’s investment is less than 20% of the outstanding voting stock and significant influence does not exist, the investment is carried at cost.

Income Taxes

As a result of the Merger, beginning on September 18, 2013, the Company’s results of operations are taxed as a C Corporation. Prior to the Merger, the Company’s operations were taxed as a limited liability company, whereby the Company elected to be taxed as a partnership and the income or loss was required to be reported by each respective member on their separate income tax returns. Therefore, no provision for income taxes has been provided in the accompanying consolidated financial statements for periods prior to September 18, 2013.

The unaudited pro forma computation of income tax (benefit) included in the Consolidated Statements of Operations, represents the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented. Pro forma taxes are based upon the statutory income tax rates and adjustments to income for estimated permanent differences occurring during each period. Actual rates and expenses could have differed had the Company actually been subject to U.S. federal and state income taxes for all periods presented. Therefore, the unaudited pro forma amounts are for informational purposes only and are intended to be indicative of the results of operations had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

Revenue Concentrations

The Company considers significant revenue concentrations to be counterparties who account for 10% or more of the total revenues generated by the Company during the period. For the year ended December 31, 2013 and 2012, the amount of revenue derived from counterparties representing more than 10% of our total revenues was 89% (with three counterparties representing 46%, another 28% and a third 15%) and 52% (with one counterparty representing 40% and a second representing 12%), respectively.

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Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on interim financial reporting dates and vesting dates until the service period is complete. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. The Company recognizes employee stock-based compensation expense on a straight line basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense is reflected within operating expenses in the consolidated statements of operations.

Net Contribution (Distribution) to Related Party Shareholder

Net contribution (distribution) to related party shareholder consists of non-cash net transfers to/from Walker Digital in relation to cash pooling and various allocations.

Impact of Recently Issued Accounting Standards

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which provides guidance on the presentation of unrecognized tax benefits. This guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows: to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This guidance is effective for the Company beginning January 1, 2014 and should be applied prospectively with retroactive application permitted. The Company does not expect the adoption of ASU No. 2013-11 to have a material impact on its consolidated financial statements.

NOTE 3 – INVESTMENTS

The Company received 57,000 shares of common stock in Tagged, Inc. as part of payment in connection with a license agreement. If on liquidation date (i.e. public offering or change of control), the grant value of the stock is less than $250 thousand (“grant value” or “floor value”), Tagged will pay the Company the difference between the $250 thousand floor value and the grant value. The investment is carried at cost and the cost was established as floor value.

NOTE 4 – SHARED SERVICES AGREEMENT

In connection with the Merger, the Company entered into a Shared Services Agreement (“Shared Services Agreement”) with Walker Digital Management (“WDM”), which became effective at the closing of the Merger. The cost of such services varies monthly based on the terms of the Shared Services Agreement. The incurred expenses prior to the Closing of the Merger, including but not limited to executive compensation, information technology services and supplies, administrative and general services and supplies and rent and utilities, are based either on specific attribution of those expenses or, where necessary and appropriate, based on the Company’s best estimate of an appropriate proportional allocation.

The following table represent expenses contributed by WDM on behalf of the Company and expenses incurred under the Shares Services Agreement:

(dollars in thousands)	Year Ended December 31, 2013	Year Ended December 31, 2012
Operating Expenses
Compensation Expenses(1)	$784	$2,338
Rent and Utilities	101	118
Office Services and Supplies	44	25
Telephone	10	10
Other	4	10
Insurance	1	5
Total Operating Expenses	$944	$2,506

(1) Compensation expenses are net of services charged to WDM. During the year ended December 31, 2013, and 2012, the Company charged approximately $22,000 and $0 of expenses, respectively, related to such services.

As of December 31, 2013 and 2012, due from WDM included in prepaid and other assets on the consolidated balance sheets was $19,149 and $0, respectively.

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NOTE 5 – COMMITMENTS AND CONTINGENCIES

Leases

The Company’s corporate headquarters is located at Two High Ridge Park, Stamford, Connecticut. The Company leases space pursuant to the Shared Services Agreement. The lease will expire in September of 2015. The annual rent for the office space occupied by the Company is approximately $80,000.

Effective September 18, 2013, the Company assumed a lease agreement for office space in New York, New York. The monthly cost is approximately $5,000 per month. Under this agreement, which expires on June 30, 2015, the Company may terminate the agreement at any time, with 90 days advance notice. On September 27, 2013, the Company exercised the 90 days advance notice option and accordingly the lease terminated on December 31, 2013.

Litigation

The Company is subject to claims, counterclaims and legal actions that arise in the ordinary course of business. Management believes that the ultimate liability with respect to these claims and legal actions, if any, will not have a material effect on the Company’s financial position, results of operations or cash flows. The Company recognizes a liability for a contingency when it is probable that liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, at no less than the minimum of the range. As of December 31, 2013 and December 31, 2012, the litigation accrual was not material.

Accrued Bonuses

As of December 31, 2013 and 2012, accrued bonuses included in accrued expenses on the consolidated balance sheets were $207,782 and $0, respectively. All accrued bonuses are discretionary in nature.

NOTE 6 – EQUITY

As of December 31, 2013, the Company had authorized and issued an aggregate of 100,000,000 shares of common stock, par value $0.001 per share. The Company, had authorized and issued an aggregate of 15,000,000 shares of preferred stock, par value $0.001 per share, 14,999,000 shares of which have been designated Series B Convertible Preferred Stock. As of December 31, 2013, there were 21,134,744 shares of the Company’s common stock issued and 20,741,572 outstanding. As of December 31, 2013, 14,999,000 shares of the Company’s Series B Convertible Preferred Stock were issued and outstanding.

Description of our Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds pari passu with the holders of our Series B Convertible Preferred Stock, on an as-converted to common stock basis.

Upon liquidation, dissolution or winding-up of the Company the holders of the common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of the Company’s common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. The holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Description of Our Series B Convertible Preferred Stock

Holders of the Series B Convertible Preferred Stock are entitled at any time to convert their shares of Series B Convertible Preferred Stock into an equal number of shares of the Company’s common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of the Company’s common stock. Upon liquidation, dissolution or winding-up of the Company, the holders of our common stock and the holders of the Series B Convertible Preferred Stock, based on the number of shares of the Company’s common stock into which the Series B Convertible Preferred Stock is convertible, are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock bearing such a preference, of which currently there are none. In the event of any liquidation, dissolution or winding up of the Company, the assets legally available for distribution will be distributed ratably among the holders of the Series B Convertible Preferred Stock and the common stock, based on the number of shares of the Company’s common stock into which the Series B Convertible Preferred Stock is convertible. The holders of our Series B Convertible Preferred Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds, pari passu on an as-converted to common stock basis with the amount of such dividends to be distributed to the holders of our common stock immediately prior to the declaration of such dividend or distribution. The shares of Class B Convertible Preferred Stock will vote together with the Company’s common stock on all matters where stockholders are entitled to vote. The holders of shares of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80.0% of the total votes that may be cast with respect to any such matter, including the election of all directors.

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Equity Transactions

On September 18, 2013 (“Closing Date”), the Company issued to Walker Digital 7,667,667 shares of the Company’s common stock and 14,999,000 shares of Series B Convertible Preferred Stock resulting in Walker Digital receiving approximately 37% of the issued and outstanding shares of our common stock and all of the Company’s issued and outstanding shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one share of common stock at any time and from time to time. Walker Digital may also receive an additional 2,166,667 shares subject to certain performance conditions. The Company received $15.4 million in connection with the Merger.

On September 18, 2013, the Company completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for consideration, net of offering costs of $11.7 million. The warrants (the “Warrants”) issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of common stock and are subject to a call that permits the Company to redeem the Warrants if the closing price of the common stock of the Company equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days.

On July 10, 2013, the Company issued to Broadband Capital Management, LLC (“BCM”) 1,325,776 shares of restricted common stock as consideration for BCM’s services in connection with the Merger. The common stock vested on September 18, 2013. The fair value of this award amounted to $4.4 million based upon the closing stock price on the Closing date. The Company recorded the fair value of this award as a component of professional fees.

On September 18, 2013, The Company issued to each of Dr. Schiller and Mr. Nyweide 100,000 and 83,334 shares of common stock, respectively. Such shares were fully vested and issued upon the closing of the Merger. The fair value of this award amounted to $0.6 million based upon the closing stock price on the Closing date. The Company recorded the fair value of this award as a component of compensation and benefits.

On September 18, 2013, in connection with the amendment of a service agreement with a vendor pursuant to which the vendor reduced its future fees, the Company issued 1,445,000 shares of common stock to the vendor. The common stock will vest in six months from the Closing date. The Company recorded the pro rata portion of this non-employee award as a component of professional fees. The amounts recorded to such award were $3.1 million for the year ended December 31, 2013.

Registration Rights

On September 18, 2013, upon the closing of a private placement (the “Placement”) of newly issued shares of the Company’s common stock and warrants, the Company entered into a registration rights agreement (the “Offering Registration Rights Agreement”) with the investors participating in the Placement. Under the terms of the Offering Registration Rights Agreement, the Company committed to file a registration statement covering the resale of the common stock issued in the Placement, as well as the common stock issuable on exercise of the warrants, within 30 calendar days from the Closing Date of the Placement (the “Filing Deadline”) and to use reasonable best efforts to cause the registration statement to become effective no later than the earlier of: (i) the 90th calendar day following the Closing Date, provided , that, if the Commission reviews and has written comments to the filed registration statement, then such date shall be the 180th calendar day following the Closing Date, and (ii) the 5th trading day following the date on which we are notified by the Commission that the registration statement will not be reviewed or is no longer subject to further review and comments and the effectiveness of the registration statement may be accelerated (the “Effective Deadline”).

In the Offering Registration Rights Agreement, the Company agreed to use reasonable best efforts to maintain the effectiveness of the registration statement until the earlier of (i) such time when all of the shares of common stock covered by such registration statement have been publicly sold by the holders and (ii) the date on which all of such shares are (A) sold pursuant to an effective registration statement; (B) are sold pursuant to Rule 144 under circumstances in which any legend borne by such shares are removed; or (C) such shares would be saleable pursuant to Rule 144 without restrictions on volume or manner of sale (which shall be no earlier than one (1) year from the Closing Date) (the “Effectiveness Period”). If (i) the registration statement is not filed on or prior to its Filing Deadline, (ii) the Company fails to have the registration statement declared effective prior to the Effective Deadline, or (iii) after the Effective Deadline, such registration statement ceases to remain continuously effective for more than 30 consecutive calendar days or more than an aggregate of 60 calendar days during any 12-month period (subject to certain grace periods), the Company will be liable to each holder, as partial liquidated damages, to pay an amount, payable monthly, equal to 1.0% of the aggregate purchase price paid by such holder in the Placement for the number of shares of unregistered shares registrable under the Offering Registration Rights Agreement then held by such holder. The maximum aggregate liquidated damages payable to a holder under the Offering Registration Rights Agreement is 10.0% of the aggregate amount of such holder’s investment in the Placement, and certain other limitations apply to the accrual of liquidated damages under the Offering Registration Rights Agreement. The liquidated damages pursuant to the terms of the Offering Registration Rights Agreement apply on a daily pro rata basis for any portion of a month prior to the cure of the event resulting in the incurrence of liquidated damages. The Company’s Form S-1 Registration Statement was filed with the Securities and Exchange Commission (the “SEC”) on October 17, 2013 and declared effective on February 13, 2014.

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The Company accounts for our obligations under the Registration Rights Agreement in accordance with ASC 450 “Contingencies,” which requires us to record a liability if the contingent loss is probable and the amount can be estimated. At December 31, 2013, we have not recorded a liability pertaining to our obligations under the Registration Rights Agreement because the amount is not deemed probable.

NOTE 7 – STOCK-BASED COMPENSATION

Total stock-based compensation to employees and non-employees for the year ended December 31, 2013 and 2012 is presented in the following table:

(dollars in thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012
Employee Option Awards	$212	$—
Employee Restricted Stock Awards	614	—
Non-employee Restricted Stock Awards	7,566	—
Total Compensation Expense	$8,392	$—

Stock-based Compensation to Employees

Amended and Restated 2013 Long-Term Incentive Plan (“Incentive Plan”)

On October 8, 2013, the Company amended its Amended and Restated 2006 Incentive Plan. The Amended and Restated 2013 Incentive Plan provides for the issuance of up to 6,000,000 shares of the Company’s common stock. The Compensation Committee had the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 1,000,000 shares of the Company’s common stock to any individual during any calendar year.

As of December 31, 2013, 2,302,342 shares of common stock remain eligible to be issued under the Incentive Plan.

Vested Restricted Stock to Employees

On September 18, 2013, The Company issued to each of Dr. Schiller and Mr. Nyweide 100,000 and 83,334 shares of common stock, respectively. Such shares were fully vested and issued upon the closing of the Merger. The fair value of this award amounted to $0.6 million based upon the closing stock price on the Closing date. The Company recorded the fair value of this award as a component of compensation and benefits.

Stock Options to Employees

On March 16, 2012, Global Options granted, in the aggregate, options for the purchase of 200,000 shares of its Common Stock at an exercise price of $3.05 per share, under the Incentive Plan, to two executives of the Company. The options have a term of five years and were vested on September 16, 2012. These options were assumed by the Company at the Closing date.

On November 15, 2013, the Company granted, in the aggregate, options for the purchase of 2,105,000 shares of its Common Stock at an exercise price of $4.05 per share, under the Incentive Plan, to eleven executives and directors of the Company.  The options have a term of ten years and will vest on November 15, 2016.  These options have an aggregate grant date fair value of approximately $4.7 million utilizing the Black-Scholes option pricing model with the following assumptions used: expected life of 6.5 years; volatility of 62.6%, dividends of 0%; and a risk free interest rate of 2.80%.  The expected life of the options was calculated using the simplified method, using the average of the contractual term and the vesting period.  Due to the limited operating history of the Company, the expected volatility used to calculate the fair value of options granted during the year ended December 31, 2013 was based on a relevant industry index as permitted under ASC 718-30-30.

A summary of the status of the Company’s stock option plans and the changes during the year ended December 31, 2013, is presented in the table below:

(dollars in thousands)

	Number of Shares	Weighted Average Exercise Price		Total Weighted Average Intrinsic Value		Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2012	—	$		$
Options Assumed in the Merger	200,000		3.05		—	4.2
Options Granted	2,105,000		4.05
Options Exercised	—
Options Cancelled	—
Outstanding at December 31, 2013	2,305,000		3.96		130	9.3
Options Vested and Expected to Vest	2,305,000		3.96		130	9.3
Options Vested and Exercisable	200,000		$3.05		$130	3.2

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As of December 31, 2013, the Company had unrecognized stock-based compensation expense related to all unvested stock options of $4.7 million, which is expected to be recognized over the remaining weighted-average vesting period of 2.9 years.

Stock-based Compensation to Non-employees

Stock-based compensation expense related to stock-based awards to non-employees is recognized as the stock-based awards are earned, generally through the provision of services. The Company believes that the fair value of the stock-based awards is more reliably measurable than the fair value of the services received. The fair value of the granted stock-based awards is calculated at each reporting date.

NOTE 8 —INCOME TAXES

The Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

(dollars in thousands)

For the period from September 18, 2013 to December 31, 2013
Deferred Tax Asset
Net-operating loss carryforward	$1,579
Stock-based compensation	1,300
Total Deferred Tax Assets	2,879
Valuation Allowance	(2,879)
Deferred Tax Asset, Net of Allowance	$—

As of December 31, 2013, the Company had federal and state net operating loss carryovers of approximately $4.1 million, which expire in 2023. The net operating loss carryover may be subject to limitation under Internal Revenue Code section 382, should there be a greater than 50% ownership change as determined under the regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. The Company has determined that, based on objective evidence currently available, it is more likely than not that the deferred tax assets will be realized in future periods. Accordingly, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2013.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) as follows:

(dollars in thousands)

For the period from September 18, 2013 to December 31, 2013
Statutory Federal Income Tax Rate	(34.0)%
State Taxes, Net of Federal Tax Benefit	(5.0)%
Change in Valuation Allowance	24.3%
Stock-based Merger Costs	14.7%
Income Tax Provision (Benefit)	0.0%

For the period from September 18, 2013 to December 31, 2013
Federal
Current	$—
Deferred	2,513
State
Current	—
Deferred	366
Change in Valuation Allowance	(2,879)
Income Tax Provision (Benefit)	$—

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NOTE 9 – SUBSEQUENT EVENTS

On February 11, 2014, we announced that we are entering into a Registration Rights Agreement dated as of February 10, 2014 (the “Secondary Registration Rights Agreement”) in connection with the sale by Walker Digital of an aggregate of 5 million shares of common stock (the “Shares”) at $3.00 per share to a group of accredited investors (the “Investors”) in private resales not requiring registration under the Securities Act of 1933, as amended. The Secondary Registration Rights Agreement requires the Company to file a registration statement under the Securities Act with respect to the resale by such Investors of the Shares within 65 days of the effectiveness of a registration statement filed concurrently herewith and for such registration statement to be declared effective not later than August 1, 2014. The Company will be indemnified for certain penalty payment obligations which may become due under the Secondary Registration Rights Agreement by Walker Digital pursuant to a Registration Rights Indemnification Agreement dated as of February 10, 2014.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

General

We, through our wholly-owned subsidiaries develop, license and otherwise enforce patented technologies. We are a development lab led by internationally recognized inventor and entrepreneur Jay Walker. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Our mission is to use the tools of the digital age to create business systems that unlock extraordinary value for consumers and businesses. We generate revenues by granting intellectual property rights for the use of, or pertaining to, patented technologies. We also monetize our intellectual property through the sale of select patent assets. Patent protection is a key part of our business model, because it provides us with a period of exclusive ownership during which we can recoup our risk capital and generate a profit from our inventions. As an entrepreneurially driven company, we are committed to a flexible approach when it comes to business models, deal terms and allocations of risk.

We specialize in creating applications and business solutions that work with large-scale networks. We have partnered with Fortune 500 firms to bring our inventions to market. We also license other companies to do so. We derive revenue primarily from patent licensing and sales and technology solutions licensing and sales.

On July 11, 2013, we entered into an Agreement and Plan of Merger with GO Merger Sub LLC, the Company’s wholly-owned subsidiary (“Merger Sub”), Walker Digital, LLC (“Walker Digital”) and Walker Digital Holdings, LLC, a wholly-owned subsidiary of Walker Digital that has been re-named Inventor Holdings, LLC (“IH LLC”) pursuant to which, on September 18, 2013 (the “Closing Date”), Merger Sub merged with and into IH LLC (the “Merger”), with IH LLC surviving the Merger and becoming a wholly-owned subsidiary of the Company (the “Merger Agreement”). As a result of the Merger, we are now a holding company with our primary operations conducted through IH LLC, although we anticipate that IH LLC will transfer a patent licensing system to us or another of our subsidiaries. Although we have not yet completed development of the system and while no assurances may be given that it will be completed and able to be commercialized to create value for us, we believe that patent licensing is a large market characterized by significant price inefficiency and discontinuity between the participating parties.

Prior to the merger Walker Licensing was a business segment of Walker Digital and was engaged in developing and commercializing the patent and other intellectual property assets created by Walker Digital, which was the research and development lab founded and led by Jay Walker. Walker Licensing generated revenues from the granting of intellectual property rights for the use of, or pertaining to, patented technologies. It also monetized its intellectual property to include the sale of select patent assets.

On June 3, 2013, IH LLC f/k/a Walker Holdings, was formed as a limited liability company in the State of Delaware. Walker Digital was the sole member of IH LLC. Immediately prior to the closing of the Merger, Walker Digital contributed Walker Licensing’s assets and business to IH LLC. In connection with the Merger, we acquired IH LLC and Walker Digital transferred ownership of the intellectual property assets that were primary to Walker Licensing’s business to IH LLC. All improvements to those assets, together with any intellectual property produced in connection with the patent licensing system we are developing, will also be assigned pursuant to the Invention Assignment Agreement with Mr. Walker. While the terms of the Invention Assignment Agreement do not entitle us to any other intellectual property Mr. Walker may develop in the future, in view of his significant equity position in the Company and the Company’s platform for the protection of the intellectual property it holds, Mr. Walker may nevertheless determine to develop and commercialize intellectual property through the Company. The terms and conditions of any such transaction would be negotiated between Mr. Walker and our Audit Committee at the time of such determination.

Simultaneously with the closing of the Merger, we completed the closing of a private placement (the “Placement”) of units, each consisting of one newly issued share of common stock and one Warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Placement collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for total consideration, net of offering costs of $0.2 million, of $11.7 million . The Warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of our common stock and are subject to a call that permits the Company to redeem the Warrants if the closing price of our common stock equals or exceeds $6.00 per share for any 20 trading days within any period of 30 consecutive trading days. The Placement was made to a limited number of accredited investors and was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Overview

Our operating activities during 2013, 2012 and 2011 and the six months ended June 2014 were principally focused on the sale of patents, continued development, licensing and enforcement of the patent portfolios, including the continued pursuit of multiple ongoing technology licensing and enforcement programs and the commencement of new technology licensing and enforcement programs. Our revenues historically have fluctuated period to period, and can vary significantly, based on a number of factors including the following:

•	our ability to grant intellectual property protection to parties that we enter into settlements with, which in turn may depend on external trends and development in our industry and the law and their effect on our portfolio;

•	the specific terms and conditions of agreements executed each period including the nature and characteristics of rights granted, and the periods of infringement or term of use contemplated by the respective payments;

•	fluctuations in the total number of agreements executed each period;

•	the timing, results and uncertainties associated with patent filings and other enforcement proceedings relating to our intellectual property rights;

•	the relative maturity of licensing programs during the applicable periods; and

•	other external factors.

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Counterparties refer to those parties who were defendants in patent infringement cases that had been brought by us. Certain of these cases have been settled by entering into patent sale agreements, which typically results in one-time payments to us that are recognized as revenues. In 2011, we entered into four patent sale agreements. In 2012, we entered into two patent sale agreements. All of the other revenue was generated through settlement and non-exclusive license agreements. With one exception, all of the agreements provide for a one-time payment to the Company. In 2011, we entered into four patent sale agreements. In 2013, we did not enter into any patent sale agreements. All of the other revenue was generated through settlement and non-exclusive license agreements. With one exception, all of the agreements provide for a one-time payment to the Company. For the year ended December 31, 2013 and 2012, the amount of revenue we derived from counterparties representing more than 10% of our total revenues was 89% (with three counterparties representing 46%, another 28% and a third 15%) and 52% (with one counterparty representing 40% and a second representing 12%), respectively. Generally we are willing to engage in settlement discussions with defendants at any appropriate time during the course of litigation. Generally we are willing to engage in settlement discussions with defendants at any appropriate time during the course of litigation. We will agree to settle a dispute with a defendant when we believe that such a settlement and the terms of the agreement are in the best interest of the Company and its shareholders.

Year Ending December 31, 2013 Compared with Year Ending December 31, 2012

Net Income (Loss)

Net loss for 2013 was $14.4 million, as compared to net income of $11.3 million for 2012. Results for 2013 included allocated costs totaling $0.6 million, compensation and benefits of $3.2 million, professional fees of $9.4 million, other legal and consulting fees of $1.6 million, patent prosecution and maintenance fees of $1.0 million and direct costs of revenue of $0.8 million.

Results for 2012 included allocated costs totaling $0.2 million, compensation and benefits of $3.6 million, electronic data set-up fees of $2.4 million, other legal and consulting fees of $3.2 million, patent prosecution and maintenance fees of $0.8 million and direct costs of revenue of $10.8 million.

Revenues

($ in millions)

	Year Ended December 31, 2013	Year Ended December 31, 2012	% Change
Licensing fees	$2.1	$17.9	(88)%
Patent sales	—	14.4	(100)%
Total revenue	$2.1	$32.3	(93)%

We recognized revenues of $2.1 million in 2013, a 93% decrease compared to 2012 revenues of $32.3 million.

We generated revenue from 6 licensing agreements during 2013, as compared to 35 licensing agreements in 2012.

We did not generate revenues from patent sales during 2013, as compared to revenue generated from 2 patent sales during 2012.

Our revenues historically have fluctuated based on the number of patented technology portfolios, the timing and results of patent filings and our enforcement proceedings relating to our intellectual property rights. Although revenues from one or more of our patents or patent families may be significant in a specific reporting period, we believe that none of our patents or patent families are individually significant to our licensing and enforcement business as a whole.

Legal and Consulting Contingency Fees

Legal and consulting contingent fees for 2013 and 2012 were $0.8 million and $10.8 million, respectively. As a percentage of revenue, legal and consulting contingent fees were 38% during 2013 and 33% in 2012. Our legal and consulting contingent fees are dependent upon the realization of revenue.

Licensing and Enforcement Expenses

($ in millions)

	Year Ended December 31, 2013	Year Ended December 31, 2012	% Change
Other legal and consulting fees	$1.6	$3.2	(50)%
Patent prosecution and maintenance costs	1.0	0.8	23%
Electronic data set-up fees	—	2.4	—
Total licensing and enforcement expenses	$2.6	$6.4	(59)%

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Other legal and consulting expenses for 2013 and 2012 were $1.6 million and $3.2 million, respectively.  The decrease in other legal and consulting fees during 2013 as compared to 2012 was mainly attributable to the number of active patent infringement and licensing cases. As of December 31, 2013 and December 31, 2012, we had 19 and 24 active patent infringement and licensing cases, respectively. Such decrease in the number of cases is consistent with the decrease in other legal and consulting expenses. Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect other legal and consulting expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent development, licensing and enforcement activities.

Patent prosecution and maintenance expenses for 2013 and 2012 were $1.0 million and $0.8 million, respectively. The increase in patent prosecution and maintenance expenses during 2013 as compared to 2012 was mainly attributable to the increased number of re-examinations in connection with patent prosecutions.

Electronic data set-up fees during 2013 and in 2012 were $0 and $2.4 million, respectively. The decrease from 2013 to 2012 was related to the upload of our electronic files in 2012, such fees should not be material in 2014 and beyond.

General and Administrative Expenses

($ in millions)

	Year Ended December 31, 2013	Year Ended December 31, 2012	% Change
Compensation and benefits	$3.2	$3.6	-11%
Professional fees	9.4	—	n/a
General and administrative	.6	0.2	—
Total general & administrative expenses	$13.2	$3.8	247%

Compensation and benefits expense for 2013 and 2012 were $3.2 million and $3.6 million, respectively. Compensation and benefits expense decreased $0.4 million, or 11%, while total revenues decreased 93% for 2013 as compared to 2012. The decrease in compensation and benefits can be primarily attributable to discretionary bonuses earned from the $32.3 million of revenue generated during 2013, offset by an increase in employee stock based compensation of $0.8 million.

Professional fees of $9.4 million relates to merger related costs and stock-based compensation expense on awards earned concurrent with the Merger. Stock based compensation amounted to $7.6 million and $0 for the year ended December 31, 2013 and 2012, respectively. Merger related costs and public Company expenses amounted to approximately $1.8 million and $0 for the years ended December 31, 2013 and 2012, respectively. Stock based compensation is primarily related to the issuance of 1,325,776 shares of restricted common stock as consideration for Broadband Capital Management, LLC (“BCM”) services in connection with the Merger. The common stock vested on September 18, 2013. The fair value of this award amounted to $4.4 million based upon the closing stock price on the Closing date. In addition we had an existing service agreement with IP Navigation, a patent monetization firm. On September 18, 2013, in connection with the amendment of this service agreement IP Navigation reduced its future fees from 22.5% to 15% and we issued 1,445,000 shares of Common Stock to the vendor. The Common Stock will vest in six months from the Merger date. We recorded the pro rata portion of this non-employee award as a component of professional fees. The fair value of the award amounted to $3.1 million during the year ended December 31, 2013.

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Three Months Ended June 30, 2014 Compared with Three Months Ending June 30, 2013

Net Loss

Net loss for the three months ended June 30, 2014 was $4.2 million, as compared to net loss of $984,000 for the prior comparable period. Results for the three months ending June 30, 2014 included expenses related to: compensation and benefits of $2.0 million, other legal and consulting fees of $746,000, professional fees of $732,000, patent prosecution and maintenance fees of $296,000 general and administrative costs of $248,000 and software costs totaling $202,000.

Results for the three months ended June 30, 2013 included allocated costs totaling $1.1 million, compensation and benefits of $286,000, other legal and consulting fees of $328,000, professional fees of $293,000 and patent prosecution and maintenance fees of $204,000.

Revenues

(dollars in thousands)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	% change

Licensing fees	$6	$172	-97%
Patent sales	-	-	n/a
Total Revenue	$6	$172	-97%

We generated $6,000 in licensing fees during the three months ended June 30, 2014. We recognized revenues of $172,000 for the three months ended June 30, 2013.

We did not generate revenue from patent sales during the three months ended June 30, 2014 or the three months ended June 30, 2013, respectively.

Our revenues historically have fluctuated based on the number of patented technology portfolios, the timing and results of patent filings and our enforcement proceedings relating to our intellectual property rights. Although revenues from one or more of our patents or patent families may be significant in a specific reporting period, we believe that none of our patents or patent families are individually significant to our licensing and enforcement business as a whole.

Legal and Consulting Contingency Fees

There were no legal and consulting contingent fees for the three months ended June 30, 2014 and for the three months ended June 30, 2013 legal and consulting contingent fees were $12,000. As a percentage of revenue, legal and consulting contingent fees were 7% for the three months ended June 30, 2013. Our legal and consulting contingent fees are dependent upon the realization of revenue.

Licensing and Enforcement Expenses

(dollars in thousands)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	% change

Other legal and consulting fees	$746	$328	127%
Patent prosecution and maintenance costs	296	204	45%
Total licensing and enforcement expenses	$1,042	$532	96%

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Other legal and consulting expenses for the three months ended June 30, 2014 and the three months ended June 30, 2013 were $746,000 and $328,000, respectively.  The increase in other legal and consulting fees during the three months ended June 30, 2014 as compared to the three months ended June 30, 2013 was mainly attributable to new active patent infringement and licensing cases filed (23 in aggregate pending as of June 30, 2014 compared to 19 as of June 30, 2013) as well as the mix of our contingent and hourly legal fees related to these cases. During the second quarter of 2014 fees associated with the new case filed were billed on a hourly basis, compared to the majority of the previously filed cases which were handled on a contingency basis. The Company decides whether to proceed with cases on a retainer or contingency basis on a case by case basis. Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect other legal and consulting expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent development, licensing and enforcement activities.

Patent prosecution and maintenance expenses for the three months ended June 30, 2014 and June 30, 2013 were $296,000 and $204,000, respectively. Patent prosecution and maintenance expenses may fluctuate from period to period based on the number of re-examinations in connection with patent prosecutions.

General and Administrative Expenses

(dollars in thousands)

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	% change

Compensation and benefits	$2,031	$286	610%
Professional fees	732	293	150%
General and administrative	248	33	651%
Software	202	-	n/a
Total general & administrative expenses	$3,213	$612	425%

Compensation and benefits expense for the three months ended June 30, 2014 and for the three months ended June 30, 2013 were $2.0 million and $286,000, respectively. Compensation and benefits expense increased by approximately $1.7 million, or 610%, while total revenues decreased 97% for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013. The increase in compensation and benefits is attributable to severance amounts accrued for two former executives of the Company in the aggregate amount of $519,000 and that at June 30, 2014, the Company had 17 full time employees compared to no full time employees for the prior period and therefore in 2014 there was an increase in compensation and related benefits as well and an increase of stock based compensation of $462,000, compared to the three months ended June 30, 2013, where all the compensation amounts were based on allocations.

Professional fees of $732,000 primarily relates to board and advisory fees of $212,000 (which includes $53,000 of stock based compensation) public company related costs of $156,000, investor and public relations costs of $191,000 (which includes $61,000 of stock based compensation), consulting expense related to the development of the Patent Utility of $86,000, and accounting and corporate legal fees of $79,000. The Company became public in the third quarter of 2013, and accordingly did not have the related professional and general and administrative expenses for the comparable period.

General and administrative expenses increased by $215,000 to $248,000 for the three months ended June 30, 2014 compared to $33,000 for the three months ended June 30, 2014. The increase is attributed to an increase in insurance expense of $90,000, computer equipment and software used primarily in connection with the Patent Utility of $19,000, professional dues and affiliations including conferences of $33,000.

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For the three months ended June 30, 2014, the Company incurred $202,000 of software costs in connection with the development and commercialization of its patent licensing system. This represents fees paid to Innography in connection with their proprietary web-based application software platform and patent related data and analytics. All amounts paid in connection with this software as a service product have been expensed over the life of the contract.

Six Months Ended June 30, 2014 Compared with Six Months Ending June 30, 2013

Net Loss

Net loss for the six months ended June 30, 2014 was $10.2 million, as compared to net loss of $1.6 million for the prior comparable period. Results for the six months ending June 30, 2014 included professional fees of $4.6 million, compensation and benefits of $3.6 million, other legal and consulting fees of $819,000, general and administrative costs of $506,000, patent prosecution and maintenance fees of $511,000 and software costs (related to the new licensing solution) totaling $202,000.

Results for the six months ended June 30, 2013 included other legal and consulting fees of $943,000, compensation and benefits of $596,000, patent prosecution and maintenance fees of $407,000, professional fees of $293,000, general and administrative expenses of $69,000 and direct costs of revenue of $387,000.

Revenues

(dollars in thousands)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	% change

Licensing fees	$6	$1,124	-99%
Patent sales	-	-	n/a
Total Revenue	$6	$1,124	-99%

We generated $6,000 in licensing fees during the six months ended June 30, 2014. We recognized revenues of $1.1 million for the six months ended June 30, 2013.

We did not generate revenue from patent sales during the six months ended June 30, 2014 or June 30, 2013, respectively.

Our revenues historically have fluctuated based on the number of patented technology portfolios, the timing and results of patent filings and our enforcement proceedings relating to our intellectual property rights. Although revenues from one or more of our patents or patent families may be significant in a specific reporting period, we believe that none of our patents or patent families are individually significant to our licensing and enforcement business as a whole.

Legal and Consulting Contingency Fees

There were no legal and consulting contingent fees for the six months ended June 30, 2014 and for the six months ended June 30, 2013 legal and consulting contingent fees were $387,000. As a percentage of revenue, legal and consulting contingent fees were 34% for the six months ended June 30, 2013. Our legal and consulting contingent fees are dependent upon the realization of revenue.

Licensing and Enforcement Expenses

(dollars in thousands)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	% change

Other legal and consulting fees	$819	$943	-13%
Patent prosecution and maintenance costs	511	407	26%
Total licensing and enforcement expenses	$1,330	$1,350	-1%

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Other legal and consulting expenses for the six months ended June 30, 2014 and the six months ended June 30, 2013 were $819,000 and $943,000, respectively.  The decrease in other legal and consulting fees during the six months ended June 30, 2014 as compared to the six months ended June 30, 2013 was attributable to the number of active patent infringement and licensing cases pending (23 in aggregate pending as of June 30, 2014 compared to 19 as of June 30, 2013) as well as the mix of our legal fees (hourly versus contingent basis) related to those cases. The increase in the activity regarding the cases in 2013 is consistent with the increase in other legal and consulting expenses. Other legal and consulting expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. We expect other legal and consulting expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent development, licensing and enforcement activities.

Patent prosecution and maintenance expenses for the six months ended June 30, 2014 and June 30, 2013 were $511,000 and $407,000, respectively. Patent prosecution and maintenance expenses may fluctuate from period to period based on the number of re-examinations in connection with patent prosecutions.

General and Administrative Expenses

(dollars in thousands)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	% change

Compensation and benefits	$3,634	$596	510%
Professional fees	4,558	293	1456%
General and administrative	506	69	633%
Software	202	-	n/a
Total general & administrative expenses	$8,900	$958	829%

Compensation and benefits expense for the six months ended June 30, 2014 and for the six months ended June 30, 2013 were approximately $3.6 million and $596,000, respectively. Compensation and benefits expense increased by approximately $3.0 million, or 510%, while total revenues decreased 99% for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013. The increase in compensation and benefits is primarily attributable to the increased number of full time employees, the increase of $519,000 in connection with severance accrued for two former executives of the Company, an increase in accrued employee bonuses of $179,000 and employee stock based compensation of $1.1 million.

Stock based compensation is related to the issuance of 1,445,000 shares of Common Stock to a vendor, IP Navigation in connection with the Merger. The Company had an existing service agreement with IP Navigation, a patent monetization firm. On September 18, 2013, in connection with the amendment of this service agreement IP Navigation reduced its future fees from 22.5% to 15% and we issued 1,445,000 shares of Common Stock to the vendor. The Common Stock vested in March 2014. We recorded the pro rata portion of this non-employee award as a component of professional fees at $3.1 million, the fair value of the award.

Professional fees of $4.6 million relates primarily to $3.1 million of stock-based compensation expense for awards earned concurrent with the Merger, accounting and corporate legal fees of $441,000, board and advisory fees of $341,000 (which includes $53,000 of stock-based compensation) investor and public relations costs of $314,000 (including $61,000 of stock-based compensation) and public company costs of $180,000. Stock based compensation is related to the issuance of 1,445,000 shares of Common Stock to a vendor, IP Navigation, in connection with the Merger. The Company had an existing service agreement with IP Navigation, a patent monetization firm. On September 18, 2013, in connection with the amendment of this service agreement, IP Navigation reduced its future fees from 22.5% to 15% and the Company issued 1,445,000 shares of Common Stock to the vendor. The Common Stock vested in March 2014. We recorded the pro rata portion of this non-employee award as a component of professional fees at $3.1 million, the fair value of the award.

General and administrative expenses increased by $437,000 to $506,000 for the six months ended June 30, 2014 compared to $69,000 for the six months ended June 30, 2013. The increase is attributed to an increase in insurance expense of $183,000, computer equipment and software used primarily in connection with the Patent Utility of $33,000, professional dues and affiliations including conferences of $59,000.

For the six months ended June 30, 2014, the Company incurred $202,000 of software costs in connection with the development and commercialization of the Patent Utility. This represents fees paid to Innography in connection with their proprietary web-based application software platform and patent related data and analytics.

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Critical Accounting Policies

Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions.

Liquidity and Capital Resources

Our current assets were $20.2 million at June 30, 2014, including $19.9 million of cash. Working capital amounted to $18.0 million as of June 30, 2014. The Company's cash and cash equivalents is sufficient to meet our liquidity needs for at least the next twelve months.

Cash used in operating activities was approximately $4.8 million for the six months ended June 30, 2014.

Contractual Obligations

We have no significant commitments for capital expenditures in 2013 or as of June 30, 2014. We have no committed lines of credit or other committed funding or long-term debt.

Off-Balance Sheet Transactions

We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information for each director and executive officer of the Company (and persons chosen to become such) as of September 30, 2014.

Name	Age	Position

Jay Walker	58	Executive Chairman of the Board of Directors

Jonathan Ellenthal	49	Vice Chairman of the Board of Directors, Chief Executive Officer

Nathaniel J. Lipman	49	Director

Robert Kelly	56	Director

Sharon Barner	57	Director

Harvey W. Schiller, Ph.D.	75	Director

Jonathan Siegel	57	Chief Administrative Officer, General Counsel and Secretary

Kara B. Jenny	45	Chief Financial Officer

There are no family relationships between any of our directors and executive officers. Set forth below are the business backgrounds for each director and executive officer. Of our officers and directors, only Jay Walker and Jonathan Ellenthal have retained roles at Walker Digital or its subsidiaries. However, none of their activities with Walker Digital overlap or conflict with the business of Patent Properties. As Chief Executive Officer of Patent Properties, Mr. Ellenthal has and will continue to devote virtually all of his time and his business efforts to Patent Properties. As Executive Chairman, Mr. Walker will be actively involved in his role as Executive Chairman and devote approximately 33% of his time over the course of a year to support the business goals of Patent Properties.

Jay Walker, Executive Chairman of the Board of Directors , is chairman of Walker Digital, which he founded in 1994. He is widely known as the founder of Priceline.com, which brought a new level of value to the travel industry and its millions of customers. Mr. Walker is also the curator and chairman of TEDMED, a global community of people from every field who are passionate about the future of health and medicine (TEDMED is the sole independent licensee of the TED organization). Concurrently, Mr. Walker is a member of several organizations that promote innovative solutions to global problems, including The President’s Circle of the National Academies (comprising the National Academy of Science; the National Academy of Engineering; the Institute of Medicine; and the National Research Council); and the Atlantic Council as a member of the Board of Directors. Mr. Walker is also curator of a private library on the History of Human Imagination and is actively involved with Cornell University as the co-chairman of its Library Campaign. Mr. Walker received his Bachelor of Arts in Industrial Relations, Cornell University, New York, in 1978 and an Honorary Doctor of Science, Cazenovia College, New York in 2011.

Jonathan Ellenthal, Vice Chairman of the Board of Directors, Chief Executive Officer ,  was the Chief Executive Officer of Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, since 2008. He continues to serve as a Director for many of Walker Digital’s subsidiaries and collaborates with Jay Walker on all new business designs and the strategic direction of the company. Since early 2011, Mr. Ellenthal has also been a Partner in TEDMED, LLC. As the exclusive licensee of the globally recognized TED brand for the field of health and medicine, TEDMED focuses entirely on innovation and breakthrough thinking in service of a healthier future. From January 2010 until March 2014, Mr. Ellenthal was a member of the Board of Directors of Affinion Group, Inc.

Prior to joining Walker Digital in 2008, Mr. Ellenthal was the Chief Executive Officer of Synapse Group, Inc., a direct marketing subsidiary of Time Inc., and served in a variety of senior leadership roles at Synapse before becoming CEO. Mr. Ellenthal is a Trustee of the Wilton Family Y in Wilton, Connecticut, and a board member of the local chapter of Young Presidents’ Organization, Inc. He holds a B.A. from Wesleyan University in Middletown, Connecticut.

Nathaniel J. Lipman, Director , has served as a director of Affinion Group, Inc. since October 17, 2005, and is currently the Executive Chairman of the Board of Directors. He was formerly the Chief Executive Officer of Affinion from October 17, 2005 until September 20, 2012, the President of Affinion from October 17, 2005 to January 2010, the President and Chief Executive Officer of Trilegiant starting in August 2002 and President and Chief Executive Officer of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. He served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., Senior Corporate Counsel at The Walt Disney Company and a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. Mr. Lipman served on the board of directors of EVERTEC, Inc. until its IPO in April 2013, and in August of 2013, Mr. Lipman became a member of the board of directors of Reader’s Digest Association, Inc. Mr. Lipman also serves on the board of Novitex, Inc. From March 2013 to September 2013, Mr. Lipman served on the board of Walker Digital. Mr. Lipman received a bachelor’s degree from the University of California, Berkeley, in 1986, and his Juris Doctor from the University of California, Los Angeles, in 1989.

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Robert Kelly, Director , served as chief financial officer of SolarCity Corporation (NASDAQ;SCTY), a solar company, from October 2011. Prior to joining SolarCity, Mr. Kelly served as chief financial officer of Calera Corporation, a clean technology company, from August 2009 to October 2011 until August 2014, and as an independent consultant providing financial advice to retail energy providers and power developers from January 2006 to August 2009. Mr. Kelly served as chief financial officer and executive vice president of Calpine Corporation (NYSE;CPN), an independent power producer, from March 2002 to November 2005, as president of Calpine Finance Company from March 2001 to November 2005, and held various financial management roles with Calpine from 1991 to 2001. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008. Mr. Kelly also served as the marketing manager of Westinghouse Credit Corporation from 1990 to 1991, as vice president of Lloyds Bank PLC from 1989 to 1990, and in various positions with The Bank of Nova Scotia from 1982 to 1989. Mr. Kelly holds a bachelor’s of commerce degree from Memorial University of Newfoundland, Canada and an MBA from Dalhousie University, Canada.

Sharon Barner, Director , has been Vice President, General Counsel, of Cummins Inc. (NYSE;CMI) since January 30, 2012. Prior to joining Cummins, Sharon was the Deputy Under Secretary of Commerce for Intellectual Property and Deputy Director of the United States Patent and Trademark Office from 2009 through 2011. From 1996 to 2009 she was an attorney and partner with the international law firm of Foley & Lardner LLP where, among other positions, she chaired the Intellectual Property Department and the Intellectual Property Litigation Practice Group. She was also a member of the Executive Management Committee for the firm from 2003 through 2009. Ms. Barner was named as one of “The 50 Most Influential Minority Lawyers in America” by The National Law Journal (May 2008). Ms. Barner was also named to the list of the top 50 women “Super Lawyers” in Illinois in 2006-2011 by Law & Politics Media, Inc. for intellectual property litigation work (2005-2011). She was also named top Intellectual Property Lawyer in Black Enterprise Magazine in November, 2003, and top Intellectual Property Lawyer in Diversity and the Bar in May/June, 2003. Other accolades include “Patent Plums: Who’s Enforcing the Most Important Patents” IP Law & Business (August 2001), and she was featured and profiled in a 2008 story entitled “The IP Wild West: Sharon Barner Takes on China,” Crain’s Chicago. From 2007 through 2009, Ms. Barner served on the Board of Directors for La Rabida Children’s Hospital, Chicago, Illinois; and has been the Chair of the Conflicts Committee since May 2012. In 1979, Ms. Barner received bachelor of science degrees in Political Science and in Psychology from Syracuse University and she received her Juris Doctor from the University of Michigan Law School in 1982.

Harvey W. Schiller, Ph.D., Director, was the Chairman of the Board and Chief Executive Officer of the Company from June 2005 until September 2013. He curently serves as the Vice Chairman and President of the Sports, Media, and Entertainment Practice of Diversified Search, one of the top executive search firms in the U.S. Dr. Schiller had been Chairman of the Board of privately-held GlobalOptions, Inc. since February 2004. Prior to joining GlobalOptions, Dr. Schiller served as Chairman of Assante U.S., a provider of financial and life management products and services, from 2002 to 2004. Prior to joining Assante, he was Chairman and Chief Executive Officer of YankeeNets from 1999 to 2002. His previous experience includes President of Turner Sports, Inc., Executive Director and Secretary General of the United States Olympic Committee and Commissioner of the Southeastern Conference. Prior to joining the United States Olympic Committee, Dr. Schiller served for more than 25 years in the United States Air Force, achieving the rank of Brigadier General. Dr. Schiller currently serves on the boards of Mesa Airlines, Iverson Genetics and the National Baseball Hall of Fame, and is a former advisory partner of Millennium Technology Value Partners, L.P.

Jonathan A. Siegel, Chief Administrative Officer, General Counsel and Secretary , Prior to joining the Company, Mr. Siegel was Investment Manager and Legal Counsel for Bentham Capital, LLC, a litigation finance company providing funding for large commercial and patent disputes, from March 2013 to January 2014, and a consultant from November 2012 to February 2013. He served as Chief Administrative Officer, General Counsel and Chief Privacy Officer of Alclear, LLC, a biometric secure identification service, from June 2010 to June 2012. From March 2009 to April 2011 he served as Mayor of Irvington, New York and served as Trustee of Irvington prior to his election as Mayor. From December 1999 to January 2008, Mr. Siegel was with Synapse Group, Inc., a direct marketing company co-founded by Jay Walker, most recently as Executive Vice President Publisher Relations and Legal Affairs. From 1994 to 1999 he served in various capacities for Brandt, Inc, a manufacturer of currency counting equipment, including as Executive Vice President and General Counsel and a board member. Mr. Siegel was Vice President and Associate General Counsel of Trian Group, LP, a merchant bank, from 1987 to 1994. He was a corporate associate at Rosenman & Colin LLP from 1983 to 1987. He received his BA, cum laude, from Colgate University in 1979 and his JD from The University of Chicago Law School in 1983. He is admitted to practice in New York.

Kara B. Jenny, Chief Financial Officer . Ms. Jenny joined the Company in May 2014, prior to which she was the Chief Financial Officer of Fashion to Figure, a leading specialty retailer founded to create the ultimate full-fashion experience, which she joined in March 2013. Prior to Fashion to Figure, Ms. Jenny was with Bluefly.com, an online retail destination offering exclusive designer merchandise at a value, from May 1999 until December 2012. Ms. Jenny served as Bluefly’s Chief Financial Officer for five years and had previously served as Vice President of Finance prior to her promotion to Chief Financial Officer. Ms. Jenny began her career at Arthur Andersen LLP, and is a certified public accountant and a member of the American Institute of Certified Public Accountants. She received her B.S. in Accounting from Binghamton University.

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A brief discussion of the experiences and skills that led to the conclusion that each of the proposed directors should serve as directors is provided below:

•	Jay Walker . The Board believes that Mr. Walker will provide the Board, by virtue of his extensive experience as an innovator and entrepreneur, with valuable industry insight, leadership and business knowledge.

•	Jonathan Ellenthal . The Board believes that Mr. Ellenthal’s strategic vision and ability to realize new business avenues will be vital to the success of future company initiatives.

•	Nathaniel J. Lipman . The Board believes that Mr. Lipman’s executive leadership experiences will provide the Board with a crucial perspective on the fruition of future business opportunities.

•	Robert Kelly . The Board believes that, as a result of Mr. Kelly’s financial background, as well as his service for publicly traded companies, he possesses a valuable ability to assess financial issues in a highly competitive business atmosphere.

•	Sharon Barner . The Board believes that Ms. Barner’s intellectual property law background, including her service as Deputy Under Secretary of Commerce for Intellectual Property and as Deputy Director of the United States Patent and Trademark Office, will provide the Board with valuable insight with respect to patent and patent-enforcement matters.

•	Harvey W. Schiller , Ph.D. The Board believes that, from his military career and as an executive of numerous entities, Dr. Schiller brings to the Board strong leadership and organizational skills and a deep commitment to integrity and excellence.

Involvement in Certain Legal Proceedings

Robert Kelly served as Chief Financial Officer and Executive Vice President of Calpine Corporation from March 2002 to November 2005 and as president of Calpine Finance Company from March 2001 to November 2005. In December 2005, Calpine filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in January 2008.

Other than as noted above, none of our executive officers or directors has, during the past ten years:

(a)	Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)	Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

(d)	Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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Each of our directors has been appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until he or she resigns or is removed from office in accordance with our Bylaws and the provisions of the Delaware General Corporation Law. Each of our executive officers has been appointed by our Board of Directors and will hold office until he or she resigns or is removed by the Board of Directors in accordance with the respective employment agreements of the officers and our Bylaws and the provisions of the Delaware General Corporation Law .

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by or paid to our Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer) during the two fiscal years ended December 31, 2013 and 2012. We had no other executive officers in 2013 or 2012. Upon the closing of the Merger, we appointed new executive officers, who had previously been executive officers of Walker Digital. The following table also summarizes all compensation earned or paid by Walker Digital to those executive officers during the two fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
Harvey W. Schiller, Ph.D.	2013	187,615	—	320,000	—		—		507,615
Chairman and Chief Executive Officer (1)	2012	179,000	—	—	202,000	(3)	142,000	(4)	523,000

Jeffrey O. Nyweide,	2013	311,000	—	266,669	—		—		577,669
Chief Financial Officer and Executive Vice President (2)	2012	359,000	—	—	121,000	(3)	143,000	(5)	623,000

Jonathan Ellenthal,	2013	471,591	500,000	—	2,364,12	(11)	—		3,335,713
Chief Executive Officer (6) (9)	2012	500,000	1,500,000	—	—		—		2,000,000

Gary A. Greene,	2013	316,364	39,870	—	709,237	(11)	—		1,065,471	(10)
Former Chief Administrative Officer, General Counsel and Secretary (7) (9)	2012	279,583	291,948	—	—		—		571,531

Karen Romaine,	2013	257,102	—	—	177,309	(11)	—		434,411
Former Chief Financial Officer (8) (9)	2012	250,000	—	—	—		—		250,000

1.	Dr. Schiller was our Chief Executive Officer during the two fiscal year ended December 31, 2012. He resigned from that office effective upon the closing of the Merger.
2.	Mr. Nyweide was our Chief Financial Officer during the two fiscal year ended December 31, 2012. He resigned from that office effective upon the closing of the Merger.
3.	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to each of Dr. Schiller and Mr. Nyweide to purchase 125,000 and 75,000 shares of common stock respectively, with an exercise price of $3.05 per share, scheduled vesting of six months and a term of five years.
4.	Amount includes cash payments of $126,000 for the rental of an apartment in New York City, $15,000 for the reimbursement of professional fees, and $1,000 for life insurance.
5.	Amount includes payments of a housing allowance of $108,000 for the rental of an apartment in New York City, $10,000 related to a 401(k), reimbursement of professional fees of $20,000, and $3,000 for the reimbursement of parking fees.
6.	Mr. Ellenthal was appointed our Chief Executive Officer effective upon the closing of the Merger.
7.	Mr. Greene was appointed our Chief Administrative Officer, General Counsel and Secretary effective upon the closing of the Merger and his duties were terminated on February 14, 2014.
8.	Ms. Romaine was appointed our Chief Financial Officer effective upon the closing of the Merger and resigned as Chief Financial Office in May 2014.
9.	Represents compensation received while employed by Walker Digital prior to the closing of the Merger.
10.	Pursuant to Mr. Greene’s September 19, 2011, employment agreement with Walker Digital Management, LLC, Mr. Greene has the right to 396,667 shares of our common stock held by Walker Digital, which shares were expected to be transferred to Mr. Greene in 2014. In connection with Mr. Greene’s departure from the Company in February 2014, Mr. Greene agreed to accept 309,167 shares of our common stock in lieu of such amount of shares.
11.	Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to Mr. Ellenthal, Mr. Greene and Ms. Romaine to purchase 1,000,000, 300,000 and 75,000 shares of common stock respectively, with an exercise price of $4.05 per share, scheduled vesting of 3 years and a term of ten years. In connection with Mr. Greene’s departure from the Company in February 2014, Mr. Greene agreed to cancel 200,000 of such options to purchase shares of our common stock, with the remaining 100,000 shares to be deemed fully vested on November 15, 2014 at the same exercise price, but with a remaining term of one year. In connection with Ms. Romaine’s separation from the Company in July 2014, Ms. Romaine agreed to accelerated vesting of the options she holds to purchase shares of our common stock to November 15, 2014 at the same exercise price, but with a remaining term of one year.

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On the Closing Date, we entered into an employment agreement and non-competition and confidentiality agreement with Jonathan Ellenthal, our Chief Executive Officer. Pursuant to that employment agreement, Mr. Ellenthal will be entitled to an annual base salary of $400,000, an annual bonus opportunity with a target of 100% of his annual base salary and options to purchase 1,000,000 shares of our common stock pursuant to our Incentive Plan.

We have entered into an employment agreement and non-competition and confidentiality agreement with Kara Jenny, our Chief Financial Officer. Pursuant to that employment agreement, Ms. Jenny will be entitled to an annual base salary of $329,000, an annual bonus opportunity with a target of 30% of her annual base salary and options to purchase 300,000 shares of our common stock pursuant to our Incentive Plan.

We have entered into an employment agreement and non-competition and confidentiality agreement with Jonathan Siegel, our Chief Administrative Officer, General Counsel and Secretary. Pursuant to that employment agreement, Mr. Siegel will be entitled to an annual base salary of $350,000, an annual bonus opportunity with a target of 50% of his annual base salary commencing in 2015 and options to purchase 500,000 shares of our common stock pursuant to our Incentive Plan.

Amended and Restated 2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Long-Term Incentive Plan (the “Incentive Plan”), which became effective immediately following its approval and replaced the original 2006 Long-Term Incentive Plan. Our original 2006 Long-Term Incentive Plan was amended to (i) the increase the number of shares authorized from 1,500,000 to 3,000,000 and (ii) the increase the number of shares the Compensation Committee may grant to an individual during any calendar year from 312,500 to 625,000.

On November 12, 2013, after receiving approval from the Board and stockholders the Incentive Plan was amended to increase the number of shares covered thereby to 6,000,000 and change the annual individual grant limit to 1,000,000 shares, increased from 3,000,000 and 625,000, respectively, under the original 2006 Long-Term Incentive Plan. As of September 30, 2014, 1,351,842 shares remain eligible to be issued under the Incentive Plan and 3,255,500 options to purchase shares were outstanding. The Compensation Committee has the authority to determine the amount, type and terms of each award, but may not grant awards under the Incentive Plan, in any combination, for more than 1,000,000 shares of our common stock to any individual during any calendar year.

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The Incentive Plan is administered by the Compensation Committee, or in the absence of the Compensation Committee, the entire Board. The Compensation Committee has sole authority to interpret the Incentive Plan and set the terms of all awards, including, without limitation, determining the performance goals associated with performance-based awards, determining the recipients of awards, determining the types of awards to be granted, and making policies and procedures relating to administration of the Incentive Plan.

The purpose of the Incentive Plan is to allow us to continue to provide incentives to such participants who are responsible for our success and growth, assist us in attracting, rewarding and retaining employees of experience and ability, facilitate the completion of strategic acquisitions, link incentives with increases in stockholder value and to further align participants’ interests with those of other stockholders. In general, the Incentive Plan empowers us to grant stock options and stock appreciation rights, and performance-based cash and stock and other equity based awards, including restricted stock and restricted stock units to employees, officers, directors, advisors and consultants. The Incentive Plan will also continue to allow us to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code, thereby preserving our ability to receive tax deductions for the awards.

The Incentive Plan may be amended, suspended or terminated by the Board, except that (a) no amendment shall be made that would impair the rights of any participant under any award theretofore granted without the participant’s consent, and (b) no amendment shall be made which, without the adoption of our stockholders, would (i) materially increase the number of shares that may be issued under the Incentive Plan, except as the Compensation Committee may appropriately make adjustments; (ii) materially increase the benefits accruing to the participants under the Incentive Plan; (iii) materially modify the requirements as to eligibility for participation in the Incentive Plan; (iv) decrease the exercise price of an option to less than 100% of the Fair Market Value (as defined under the Incentive Plan) per share of common stock on the date of grant thereof; or (v) extend the term of any option beyond ten years.

No award may be granted under the Incentive Plan after the tenth anniversary of the Incentive Plan’s effective date, December 5, 2006.

Amended and Restated 2006 Employee Stock Purchase Plan

Our 2006 Stock Purchase Plan was originally adopted on December 5, 2006. On July 24, 2008, our stockholders approved the Amended and Restated 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”), which became effective immediately following its approval and replaced the original 2006 Employee Stock Purchase Plan. The Stock Purchase Plan permitted eligible employees to automatically purchase at the end of each month at a discounted price, a certain number of shares of our common stock by having the effective purchase price of such shares withheld from their base pay. The Stock Purchase Plan provided for the issuance of up to 2,000,000 shares of our common stock, increased from 250,000 under the original 2006 Employee Stock Purchase Plan. We terminated the Stock Purchase Plan effective upon the closing of the Merger.

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Outstanding Equity Awards at Fiscal Year-End

On March 26, 2012, we granted to each of Dr. Schiller and Mr. Nyweide options to purchase 125,000 shares of common stock and 75,000 shares of common stock, respectively, which are fully vested. The following table presents information regarding unexercised option awards for each named executive officer as of the end of the fiscal year ended December 31, 2013:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Harvey W. Schiller, Ph.D.	125,000	0		$3.05	March 25, 2017
Jeffrey O. Nyweide	75,000	0		$3.05	March 25, 2017
Jonathan Ellenthal	0	1,000,000	(1)	$4.05	November 12, 2023
Gary A. Greene	0	300,000	(1)(2)	$4.05	November 12, 2023
Karen Romaine	0	75,000	(1)(3)	$4.05	November 12, 2023

(1)	Each such option vests in one-third annual installments on the first, second and third anniversaries of the option grant date of November 12, 2013.

(2)	In connection with Mr. Greene’s departure from the Company in February 2014, Mr. Greene agreed to cancel 200,000 of such options to purchase shares of our common stock, with the remaining 100,000 shares to be deemed fully vested on November 15, 2014 at the same exercise price, but with a remaining term of one year.

(3)	In connection with Ms. Romaine’s separation from the Company in July 2014, Ms. Romaine agreed to accelerated vesting of the options she holds to purchase shares of our common stock to November 15, 2014 at the same exercise price, but with a remaining term of one year.

Additionally, we have entered into agreements with certain of our current directors and officers pursuant to which we have agreed to issue options to them. We received shareholder approval to increase the number of shares of our common stock available for issuance under the Incentive Plan prior to issuing these options. The following table contains information about our common stock that may be issued under our equity compensation plans as of December 31, 2013. See “Executive Compensation” for a description of our stock option and incentive plans:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,305,000	$3.96	2,302,342
Equity compensation plans not approved by security holders	—	—	—
Total	2,305,000	$3.96	2,302,342

(1)	Our Amended and Restated 2006 Long-Term Incentive Plan was adopted by our stockholders on July 24, 2008.

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DIRECTOR COMPENSATION

The following table sets forth information with respect to compensation earned by or awarded to each of our directors who was not a named executive officer during the fiscal year ended December 31, 2013. The below directors resigned upon the closing of the Merger, and our current directors will be compensated in accordance with our new Director’s Plan (described below).

Name(1)	2013
Per-Olof Lööf	$34,500

John Bujouves	34,500

John P. Oswald	64,000

Ethan Benovitz (2)	31,000

Daniel Saks (2)	31,000

1	Effective upon the closing of the Merger, each of Messrs. Lööf, Bujouves, Oswald, Benovitz and Saks resigned from the Board of Directors.
2	On September 20, 2012, Mr. Ethan Benovitz and Mr. Daniel Saks were appointed as members of the Board of Directors.

Director’s Plan

Pursuant to the Director’s Plan in effect prior to the Closing Date, each non-employee member of our Board was, during the fiscal year ended December 31, 2012, and through the Closing Date, entitled to receive cash compensation consisting of an annual cash retainer of $20,000, a fee of $2,500 for attending each board meeting, a fee of $2,500 for attending each committee meeting and a fee of $500 for participating via telephone at each board and committee meeting (the committee chair receives a supplemental fee).

On September 23, 2013, we adopted a new Directors Plan pursuant to which members of our Board are entitled to receive the following compensation:

Annual Cash Retainer:

Executive Chairman	$200,000
Board Member (Independent)	$50,000

Supplemental Fees for Committee Members and Chairs:

Executive Committee Member (Independent)	$100,000
Audit Committee Chair (Independent)	$25,000
Committee Member (Independent)	$10,000

Stock Option Grants:

Executive Committee Member (Independent)	100,000 shares of common stock
Board Member (Independent)	50,000 shares of common stock
Committee Chair (Independent)	20,000 shares of common stock

Expense Reimbursement

If the Company holds Board or committee meetings in addition to the quarterly meetings, independent members will be compensated $2,500 for in-person attendance and $1,000 for telephonic attendance at such additional meetings. The Company shall also reimburse its Board members for ordinary and necessary out of pocket expenses (e.g., travel, hotel, and meals) incurred in connection with Board activities.

Pursuant to the foregoing arrangements, during the fiscal year ended December 31, 2013 the below directors earned or were awarded the compensation indicated in their role as directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sharon Barner	$18,500	—	$118,200	—	—	—	$136,700
Robert Kelly	19,750	—	165,480	—	—	—	185,230
Nathaniel J. Lipman	41,000	—	354,600	—	—	—	395,600
Jay S. Walker	50,000	—	—	—	—	—	50,000

(1)

Reflects the aggregate grant date fair value of stock awards determined in accordance with ASC Topic 718. Amount represents the probable value of the award of an option to Ms. Barner, Mr. Kelly and Mr. Lipman to purchase 50,000, 70,000 and 150,000 shares of common stock respectively, with an exercise price of $4.05 per share, scheduled vesting of 3 years and a term of ten years, all of which options were outstanding as of December 31, 2013.

Mr. Ellenthal and Dr. Schiller were compensated as officers of the Company during the fiscal year ended December 31, 2013 and received no compensation as directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company has two classes of stock outstanding, its common stock and its Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock are convertible on a one-for-one basis into shares of our common stock. The holders of the Company’s common stock are entitled to one vote per share of common stock held on all matters submitted to a vote of stockholders, and holders of Series B Convertible Preferred Stock are entitled to cast an aggregate of 80% of the total votes that may be cast on all matters presented to the stockholders. The holders of the our common stock have equal rights to receive dividends, when and if declared by our Board of Directors, out of funds legally available for such purpose, and holders of our Series B Convertible Preferred Shares will receive the equivalent amount of any dividends as the holders of our common stock, on an as converted basis. In the event of liquidation, holders of our common stock are entitled to share ratably in our net assets available for distribution to stockholders, and holders of Series B Convertible Preferred Stock will receive the equivalent amount of liquidation proceeds as the holders of our common stock, on an as converted basis. The table below sets forth the number and percentage of shares of our common stock owned as of September 30, 2014, by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our directors and named officers, and (iii) our directors and named officers as a group. As of September 30, 2014, there were 20,741,572 shares of our common stock outstanding.

Except as otherwise set forth below, the address of each of the persons listed below is Patent Properties, Inc., Two High Ridge Park, Stamford, CT 06905. Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes options to purchase shares of our common stock exercisable within 60 days that have been granted under our incentive stock plans.

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Class

5% or Greater Stockholders

Common Stock	Walker Digital, LLC	29,405,261	(4)	82.3%

Series B Convertible Preferred	Walker Digital, LLC	14,999,000	(2)	100%

Common Stock	Genesis Capital Advisors, LLC	1,708,829	(3)	8.2%

Common Stock	IP Navigation Group, LLP (6)	1,445,000		6.9%

Directors and Named Executive Officers

Common Stock	Jay Walker	29,405,261	(5)	82.3%

Series B Convertible Preferred	Jay Walker	14,999,000	(5)	100%

Common Stock	Jonathan Ellenthal	333,334	(8)	1.6%

Common Stock	Gary Greene	409,167	(9)	2.0%

Common Stock	Karen Romaine	75,000	(8)	*

Common Stock	Sharon Barner	16,666	(8)	*

Common Stock	Nathaniel J. Lipman	50,000	(8)	*

Common Stock	Robert Kelly	23,333	(8)	*

Common Stock	Harvey W. Schiller, Ph.D	687,286	(7)	3.3%

Common Stock	All officers and directors as a group (8 persons)	31,000,047	(5)	85.0%

*	less than 1%
(1)	Based upon 20,741,572 shares of our common stock outstanding on September 30, 2014 and, with respect to each individual holder, includes rights to acquire our common stock exercisable within 60 days of September 30, 2014.

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(2)	Each share of Series B Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into one share of our common stock. All shares of Series B Convertible Preferred Stock will vote together with the common stock on all matters to which stockholders are entitled to vote. The holder of the Series B Convertible Preferred Stock is entitled to cast 80% of the total votes that may be cast with respect to any such matter.
(3)	Based on a Schedule 13D filed by Genesis Opportunity Fund, LP on April 9, 2012. Represents 1,535,529 shares of common stock held by Genesis Opportunity Fund, L.P. and 173,300 shares of common stock held by Genesis Asset Opportunity Fund, L.P. Genesis Capital Advisors LLC is the investment manager of each of Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund L.P. Each of Ethan Benovitz and Daniel Saks are managing members of Genesis Capital Advisors LLC and share voting and dispositive power over the securities held by Genesis Opportunity Fund, L.P. and Genesis Asset Opportunity Fund L.P. As set forth in the Schedule 13D of each of Ethan Benovitz and Daniel Saks have disclaimed beneficial ownership of such securities. The business address of Genesis Capital Advisors LLC is 1212 Avenue of the Americas, 19th Floor, New York, NY 10036.
(4)	Consists of 2,667,667 shares of common stock and 14,999,000 shares of Series B Convertible Preferred Stock, which are convertible at the option of the holder thereof, at any time and from time to time, into an equal number of shares of our common stock. As a result of the voting power of the Series B Convertible Preferred Stock, Walker Digital may be deemed to beneficially own an additional 12,047,762 shares of common stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.
(5)	Reflects shares held by Walker Digital, over which Mr. Walker, through his controlling interest in Walker Digital has voting and investment power over the shares. As a result of the voting power of the Series B Convertible Preferred Stock, Walker Digital may be deemed to beneficially own an additional 12,047,762 shares of common stock due to the voting power conferred upon such holder by the Series B Convertible Preferred Stock it holds.
(6)	The business address of IP Navigation Group, LLC is Chateau Plaza, 2515 McKinney Ave., Suite 1000, Dallas, TX 75201.
(7)	Consists of 562,286 shares of our Common Stock and 125,000 shares of our Common Stock issuable upon exercise of stock options.
(8)	Consists of shares of Common Stock issuable upon exercise of stock options.
(9)	Consists of 309,167 shares of our Common Stock and 100,000 shares of Common Stock issuable upon exercise of stock options.

Change of Control

We are not aware of any person who owns of record, or is known to own beneficially, five percent or more of our outstanding securities of any class, other than as set forth above.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 27, 2012, we entered into a support agreement (the “Genesis Support Agreement”) with Genesis Capital Advisors LLC, a Delaware limited liability company, Genesis Opportunity Fund, L.P., a Delaware limited partnership (“Genesis Opportunity Fund”), and Genesis Asset Opportunity Fund, L.P., a Delaware limited partnership (“Genesis Asset Opportunity Fund”) (collectively, the “2012 Stockholder”). Pursuant to the Genesis Support Agreement, the 2012 Stockholder agreed to vote all of the shares of our common voting stock owned by the 2012 Stockholder in favor of the election of all director nominees recommended by the Board at our 2012 Annual Meeting (the “Annual Meeting”).

The Genesis Support Agreement also provided that, as a condition to the 2012 Stockholder’s obligations thereunder, the Board would adopt certain resolutions providing that (i) the Stockholder, together with its affiliates, will not be deemed to be an “Acquiring Person” for the purposes of that certain Rights Agreement, dated as of September 7, 2010, as amended (such amendment is described below) (the “Rights Agreement”), by and between the us and Continental, as rights agent, unless and until the 2012 Stockholder becomes the “Beneficial Owner” (as defined under the Rights Agreement) of more than 35% of our outstanding common stock, and (ii) the Board approve, solely for the purposes of Section 203 of the Delaware General Corporation Law, the acquisition of additional shares of our common stock by the 2012 Stockholder. The Genesis Support Agreement also provided that if at any time the 2012 Stockholder beneficially owns less than 25% of our common stock and then at any time it increases its beneficial ownership over 25% it would be deemed an “Acquiring Person” and if at any time the 2012 Stockholder beneficially owns less than 10% of our common stock then at any time it increases its beneficial ownership over 10% it would be deemed an “Acquiring Person”. The parties terminated the Genesis Support Agreement effective upon the closing of the Merger.

Pursuant to our obligations under the Genesis Support Agreement and as a further inducement for the 2012 Stockholder to enter into the Genesis Support Agreement, we, concurrently with the execution of the Genesis Support Agreement, entered into a Genesis Registration Rights Agreement. For a description of the Genesis Registration Rights Agreement and the other registration rights agreements we are party to, please see the “Description of Securities,” above.

On the Closing Date, we entered into a Restricted Stock Agreement with the IP Navigation Group, LLC (the “IP Navigation”), pursuant to which we issued 1,445,000 shares of common stock to IP Navigation in consideration for a reduction in IP Navigation’s future fees. The shares issued to the IP Navigation are subject to forfeiture under certain conditions during the six-month period following issuance. Pursuant to the Restricted Stock Agreement with the IP Navigation, we granted the IP Navigation “piggyback” registration rights for the 1,445,000 shares issued to the IP Navigation with respect to registration statements filed by us during the six month period following the date of the issuance of such shares.

On July 11, 2013, in connection with the Merger, we entered into a Shared Services Agreement with Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, which became effective at the closing of the Merger, whereby Walker Digital Management, LLC provides certain services to us. Walker Digital Management, LLC provides such services at cost. Under the agreement with IP Navigation, IP Navigation provides strategic advisory services relating to the licensing and enforcement of us’s patent portfolio, including advisory services relating to the development of our patent portfolio and prosecution of our patent applications and the Company’s participation in re-examination proceedings. With the issuance of shares to IP Navigation, the parties agreed to lower the future fees that would be paid to IP Navigation from 22.5% to 15% of gross consideration received by us from settlements, licenses and sales of patents.

Under the terms of the Shared Services Agreement between the Company and Walker Digital Management, LLC (a wholly-owned subsidiary of Walker Digital LLC), Walker Digital Management agreed to provide certain services to the Company, including computer maintenance, service, supplies and software licenses, equipment rental, office services and supplies, mail room services and postage, IT and finance support, telephone, insurance, office space and utilities. All such shared services are provided at an amount equal to the proportionate amount of Walker Digital Management’s cost of such services. Under the terms of the Shared Services Agreement, the Company agreed to provide certain services to Walker Digital, including intellectual property management (at a cost of $55 per hour for a maximum of 20 hours per month), contract management (at a cost of $80 per hour for a maximum of 20 hours per month), contract drafting and negotiation (at a cost of $100 per hour for a maximum of 20 hours per month), general legal services (at a cost of $150 per hour for a maximum of 20 hours per month) and general finance services (at a cost of $150 per hour for a maximum of 20 hours per month). The hourly costs are subject to change on January 1, 2014.

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the Primary Registration, is first effective, or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

On July 11, 2013, we also entered into standard indemnification agreements, which became effective at the closing of the Merger, with our directors and executive officers.

On the Closing Date, we entered into an employment agreement with Jonathan Ellenthal, our Chief Executive Officer. Pursuant to that employment agreement, Mr. Ellenthal will be entitled to an annual base salary of $400,000, an annual bonus opportunity with a target of 100% of his annual base salary and options to purchase 1,000,000 shares of our common stock pursuant to our Incentive Plan.

Also on the Closing Date, we entered into an employment agreement with Karen Romaine, our Former Chief Financial Officer, which became effective on the Closing Date. Pursuant to that employment agreement, Ms. Romaine was entitled to an annual base salary of $275,000, an annual bonus opportunity with a target of 20% of her annual base salary and options to purchase 75,000 shares of our common stock pursuant to our Incentive Plan.

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Also on the Closing Date, we entered into an employment agreement with Gary Greene, our Former Chief Administrative Officer, General Counsel and Secretary, which became effective on the Closing Date. Pursuant to that employment agreement, Mr. Greene was entitled to an annual base salary of $345,000, an annual bonus opportunity with a target of 40% of his annual base salary and options to purchase 300,000 shares of our common stock pursuant to our Incentive Plan.

Certain relationships between Walker Digital and our directors and officers are set forth below:

•	Jay Walker is the chairman and founder of Walker Digital and beneficially owns a majority of the issued and outstanding equity interests in Walker Digital.

•	Jonathan Ellenthal was the Chief Executive Officer of Walker Digital Management, LLC, a wholly-owned subsidiary of Walker Digital, and serves as a director for many of Walker Digital’s subsidiaries.

•	Nathaniel J. Lipman is a director of Walker Digital.

Review, Approval, or Ratification of Transactions

To ensure, among other things, that potential conflicts of interest are avoided or declared, we have adopted a Code of Ethics applying to all of our directors, officers and employees. The Code of Ethics is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Commission and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Ethics to appropriate persons identified in the Code of Ethics, and (v) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the Investor Relations; Corporate Governance, portion of our website, www.patentproperties.com. Additional copies of the Code of Ethics may be obtained without charge from us by writing or calling: Two High Ridge Park, Stamford, CT 06905, Attn: Secretary, Tel: (203) 461-7200.

Pursuant to its charter, the Audit Committee is responsible for approving all related-party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interest and other improprieties.

The Board has determined that each of Mr. Lipman, Mr. Kelly and Ms. Barner is “independent” under the independence standards of NASDAQ and applicable Commission rules.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.

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Committees of the Board of Directors

Our Board has four standing committees to assist it with its responsibilities. These committees are described below. Each of the committees, other than our newly constituted Executive Committee, has a charter accessible at the Investor Relations; Corporate Governance, portion of our website, www.patentproperties.com .. Our Board has not yet adopted a charter for the Executive Committee.

The Audit Committee, which is comprised solely of directors who satisfy the Commission audit committee membership requirements, is governed by a Board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and our independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent registered public accounting firm. It maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm and evaluates its qualifications, performance and independence. The committee also monitors compliance with our policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by our independent registered public accounting firm. Our Audit Committee is comprised of Mr. Lipman, Mr. Kelly and Ms. Barner, and Mr. Kelly is the Chairman of the committee.

The Board has determined that Mr. Kelly, who currently is a member of the Board and chairman of the Audit Committee, is the Audit Committee financial expert, as defined under the Exchange Act, and is independent as defined by the rules of NASDAQ. The Board made a qualitative assessment of Mr. Kelly’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer for a reporting company and financial sophistication from his over twenty years of finance experience.

The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, to the fullest extent permitted under Delaware law. Our Executive Committee is comprised of Mr. Walker, Mr. Ellenthal and Mr. Lipman.

The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board performance and reviews Board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. Our Nominating Committee is comprised of Mr. Walker, Mr. Ellenthal and Mr. Schiller.

The Compensation Committee determines all compensation for our Chief Executive Officer; reviews and approves corporate goals relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock option plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. Our Compensation Committee is comprised of Mr. Walker, Ms. Barner and Mr. Schiller.

Compensation Committee Interlocks and Insider Participation

With the exception of Dr. Schiller, who was our Chief Executive Officer and Chairman prior to the Merger, no member of our Compensation Committee has at any time been an officer or employee of ours or our subsidiaries. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

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Compensation Committee Interlocks and Insider Participation

With the exception of Dr. Schiller, who was our Chief Executive Officer and Chairman prior to the Merger, and Mr. Walker, who is currently our Executive Chairman of the Board, there is no other member of our Compensation Committee who at any time has been an officer or employee or ours or our subsidiaries, or who had any relationship requiring disclosure as a related party transaction. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Mr. Walker’s affiliated entity, Walker Digital Management, LLC, which is a wholly-owned subsidiary of Walker Digital, entered into a Shared Services Agreement with us on July 11, 2013, in connection with the Merger. The agreement became effective at the closing of the Merger, whereby Walker Digital Management, LLC provides certain services to us at cost. Under the terms of the Shared Services Agreement, Walker Digital Management agreed to provide certain services to the Company, including computer maintenance, service, supplies and software licenses, equipment rental, officer services and supplies, mail room services and postage, IT and finance support, telephone, insurance, office space and utilities. All such shared services are provided at an amount equal to the proportionate amount of Walker Digital Management’s cost of such services. Under the terms of the Shared Services Agreement, the Company agreed to provide certain services to Walker Digital, including intellectual property management (at a cost of $55 per hour for a maximum of 20 hours per month), contract management (at a cost of $80 per hour for a maximum of 20 hours per month), contract drafting and negotiation (at a cost of $100 per hour for a maximum of 20 hours per month), general legal services (at a cost of $150 per hour for a maximum of 20 hours per month) and general finance services (at a cost of $150 per hour for a maximum of 20 hours per month). The hourly costs are subject to change on January 1, 2014.

We have a contingent commitment to issue 2,166,667 shares of common stock to Walker Digital if one of the following conditions is satisfied following September 18, 2013, the closing date of the consummation of the Merger: (i) the closing price of our common stock equals or exceeds $4.25 per share for any 20 trading days within any 30 trading-day period during the first 15 months following the earlier of the date on which (a) the Primary Registration, is first effective, or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144; or (ii) the closing price of our common stock equals or exceeds $5.50 per share for any 20 trading days within any 30 trading-day period during the first 24 months following the earlier of the date on which (a) the Primary Registration is first effective or (b) the selling stockholders named herein become eligible to resell the shares being registered herein, under Rule 144.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

You can read and print press releases, financial statements, our most recent annual and quarterly reports and additional information about us, free of charge, at our web site at http://www.patentproperties.com.

This prospectus is a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriters, voting trustee, director, officer, or employee.

The consolidated financial statements of Walker Licensing as of December 31, 2012 and 2011 have been included in this prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

The validity of the securities registered in connection with this registration statement has been passed upon by Olshan Frome Wolosky LLP. Certain legal matters in connection with this registration statement are being passed upon by the law firm Loeb & Loeb LLP.

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3,005,557 shares of Common Stock

PRELIMINARY PROSPECTUS

OCTOBER [__], 2014

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by Patent Properties, Inc. for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$1,063
Printing and reproduction costs	$15,000
Legal and accounting fees and expenses	$50,000
Total	$66,063

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Certificate of Incorporation

Under our Certificate of Incorporation, every director, officer or employee of the Registrant shall be indemnified by the Registrant against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of his being or having been a director, officer or employee of the Registrant, or any settlement thereof, whether or not he is a director, officer or employee at the time such expenses are incurred or liability incurred, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the Registrant. In addition, no person shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

By-laws

Pursuant to the By-laws of the Registrant, any person who was or is made a party, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment) and in the manner provided in the Certificate of Incorporation of the Registrant and as otherwise permitted by the DGCL.

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Indemnification Agreements

As permitted under Delaware law, the Registrant has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was serving, at the Registrant’s request in such capacity. The term of the indemnification period is for the officer’s or director’s term in such capacity and thereafter for so long as the officer or director is subject to any proceeding.

Item 15. Recent Sales of Unregistered Securities.

On the Closing Date, the Registrant issued to Walker Digital 7,667,667 shares of the Registrant’s common stock and 14,999,000 shares of Series B Convertible Preferred Stock resulting in Walker Digital receiving approximately 37% of the issued and outstanding shares of our common stock and all of our issued and outstanding shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one share of common stock at any time and from time to time. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sale of such shares of common stock and shares of Series B Convertible Preferred Stock to Walker Digital, as such sales were not in connection with a public offering.

On July 10, 2013, the Registrant issued to Broadband Capital Management, LLC (“BCM”) 1,325,776 shares of restricted common stock as consideration for BCM’s services in connection with the Merger. The common stock vested on the Closing Date. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sale of such 1,325,776 shares of common stock to BCM, as such sale was not in connection with a public offering. On July 10, 2013, in connection with the issuance of 1,325,776 shares of restricted common stock to BCM, the Registrant’s Board of Directors determined that BCM will not be deemed to be an “Acquiring Person” for the purposes of the Rights Agreement, unless and until BCM becomes the “Beneficial Owner” (as defined under the Rights Agreement) of more than 20% of the Registrant’s outstanding common stock. The Rights Agreement was terminated immediately prior to the closing of the Merger.

On July 11, 2013, in recognition of their service to the Registrant, the Registrant entered into amendments to each of Dr. Harvey Schiller’s and Mr. Jeffrey O. Nyweide’s employment agreements, to provide that upon the closing of the Merger the Registrant would issue to each of Dr. Schiller and Mr. Nyweide 100,000 shares of common stock and 44,754 shares of common stock, respectively. Such shares were issued upon the closing of the Merger. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sales of such 100,000 shares of common stock and 44,754 shares of common stock, to each of Dr. Schiller and Mr. Nyweide, respectively, as such sales were not in connection with a public offering.

On the Closing Date, in connection with the amendment of a service agreement with the Vendor pursuant to which the Vendor reduced its future fees, the Registrant issued 1,445,000 shares of common stock to the Vendor. The Registrant relied on Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the sale of such shares of common stock to the Vendor, as such sale was not in connection with a public offering.

Substantially simultaneously with the closing of the Merger, the Registrant completed the closing of the Primary Offering of units, each consisting of one newly issued share of common stock and one warrant to purchase half a share of newly issued common stock, at the price of $3.00 per unit, to unaffiliated, accredited third parties. The investors in the Primary Offering collectively purchased 3,960,615 shares of common stock and warrants to purchase 1,980,318 shares of common stock for total cash consideration of $11,881,847. The Warrants issued to the investors are exercisable for a period of three years at a purchase price of $3.00 per share of the Registrant’s common stock and are subject to a call option in favor of the Registrant. The Primary Offering was made to a limited number of Accredited Investors and was deemed to be exempt from registration under Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated July 11, 2013, by and among GlobalOptions Group, Inc., GO Merger Sub, LLC, Walker Digital, LLC and Walker Digital Holdings, LLC. (14)

2.2	Amendment to Agreement and Plan of Merger dated as of September 18, 2013, by and among GlobalOptions Group, Inc., GO Merger Sub LLC, Walker Digital, LLC and Walker Digital Holdings, LLC (19)

2.3	Certificate of Merger of Walker Digital Holdings, LLC (19)

3.1	Certificate of Incorporation of Patent Properties, Inc. (19)

3.2	Certificate of Amendment to Certificate of Incorporation. (19)

3.3	Certificate of Elimination of the Series D Convertible Preferred Stock. (14)

3.4	Certificate of Elimination of the Series A Junior Participating Preferred Stock. (18)

3.5	Certificate of Designations of Series B Convertible Preferred Stock. (19)

3.6	Bylaws. (19)

3.7	Amendment to Bylaws. (19)

3.8	Amendments to Bylaws. (19)

3.9	Amendments to Bylaws. (19)

3.10	Amendment to Certificate of Incorporation dated November 19, 2013. (21)

4.1	Rights Agreement, dated as of September 7, 2010, between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (10)

4.2	Amendment No. 1 to Rights Agreement, dated as of March 26, 2012 between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (13)

4.3	Amendment No. 2 to Rights Agreement, dated as of March 26, 2012 between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (17)

4.4	Amendment No. 3 to Rights Agreement, dated as of March 26, 2012 between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. (18)

4.5	Restricted Stock Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Broadband Capital Management LLC. (14)

4.6	Lock-Up Agreement dated July 11, 2013, by and between GlobalOptions Group, Inc. and Broadband Capital Management LLC. (14)

4.7	Lock-Up Agreement dated July 11, 2013, by and between GlobalOptions Group, Inc. and Walker Digital LLC. (14)

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4.8	Form of Warrant of GlobalOptions Group, Inc. (19)

4.9	Lock-Up Agreement dated September 18, 2013, by and between IP Navigation Group, LLC and GlobalOptions Group, Inc. (19)

4.10	Restricted Stock Agreement dated as of September 18, 2013, by and between IP Navigation Group, LLC, and GlobalOptions Group, Inc. (19)

4.11	Amendment to Lock-Up Agreement by and between GlobalOptions Group, Inc. and Walker Digital LLC, dated as of September 18, 2013. (20)

5.1	Opinion of Olshan Frome Wolosky LLP (formerly known as Olshan Grundman Frome Rosenzweig & Wolosky LLP).*

10.1	Amended and Restated 2006 Long-Term Incentive Plan. (7)

10.2	Amended and Restated 2006 Employee Stock Purchase Plan. (7)

10.3	Employment Agreement, dated as of January 29, 2004, between Harvey W. Schiller, Ph.D. and GlobalOptions, Inc. (1)

10.4	Letter Agreement among GlobalOptions Group, Inc., GlobalOptions, Inc. and Harvey W. Schiller, Ph.D., dated January 29, 2004, pursuant to which GlobalOptions Group, Inc. assumed Dr. Schiller’s original employment agreement with GlobalOptions, Inc. (1)

10.5	Amendment to Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of December 19, 2006. (3)

10.6	Modification of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of August 13, 2009. (8)

10.7	Modification of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of May 13, 2010. (9)

10.8	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of December 14, 2010. (11)

10.9	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of December 12, 2011. (13)

10.10	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of March 26, 2012. (13)

10.11	Amendment of Employment Agreement of Harvey W. Schiller, Ph.D. with GlobalOptions Group, Inc., dated as of March 31, 2013. (16)

10.12	Amendment to Employment Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Dr. Harvey W. Schiller. (14)

10.13	Employment Extension Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Dr. Harvey W. Schiller. (14)

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10.14	Employment Agreement, dated July 30, 2007, between Jeffrey O. Nyweide and GlobalOptions Group, Inc. (6)

10.15	Modification of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of August 13, 2009. (8)

10.16	Modification of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of May 13, 2010. (9)

10.17	Amendment of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of December 14, 2010. (11)

10.18	Amendment of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of March 26, 2012. (13)

10.19	Amendment of Employment Agreement of Jeffrey O. Nyweide with GlobalOptions Group, Inc., dated as of March 31, 2013. (16)

10.20	Amendment to Employment Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Mr. Jeffrey O. Nyweide. (14)

10.21	Employment Extension Agreement, dated July 11, 2013, by and between GlobalOptions Group, Inc. and Mr. Jeffrey O. Nyweide. (14)

10.22	Employment Agreement and Non-Competition and Confidentiality Agreement, dated as of September 18, 2013, between Gary Greene and GlobalOptions Group, Inc. (19)

10.23	Employment Agreement and Non-Competition and Confidentiality Agreement, dated as of September 18, 2013, between Karen Romaine and GlobalOptions Group, Inc. (19)

10.24	Employment Agreement and Non-Competition and Confidentiality Agreement, dated as of September 18, 2013, between Jonathan Ellenthal and GlobalOptions Group, Inc. (19)

10.25	Support Agreement, dated March 26, 2012, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (13)

10.26	Amendment to Support Agreement, dated March 26, 2012, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (19)

10.27	Registration Rights Agreement, dated March 26, 2012, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (13)

10.28	Amendment to Registration Rights Agreement, dated July 22, 2013, by and between Genesis Capital Advisors LLC, Genesis Opportunity Fund, L.P., Genesis Asset Opportunity Fund, L.P. and GlobalOptions Group, Inc. (15)

10.29	Shared Services Agreement, dated as of July 11, 2013, by and between GlobalOptions Group, Inc. and Walker Digital Management, LLC. (14)

10.30	Form of Indemnification Agreement between GlobalOptions Group, Inc. and its new directors and officers. (19)

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10.31	Registration Rights Agreement, dated September 18, 2013, by and between GlobalOptions Group, Inc. and the holders party thereto. (19)

10.32	Subscription, Purchase and Investment Agreement dated as of September 18, 2013, by and between Walker Digital, LLC, GlobalOptions Group, Inc. and the investors party thereto. (19)

10.33	Bill of Sale, Assignment and Assumption Agreement dated as of September 18, 2013, by and between Walker Digital, LLC, and Walker Digital Holdings, LLC (19)

10.34	Escrow Agreement dated as of made as of August 27, 2013, by and among GlobalOptions Group, Inc., Broadband Capital Management LLC and Continental Stock Transfer & Trust Company (19)

10.35	Invention Assignment Agreement dated as of January 20, 2014 by an among Patent Properties, Inc., Investor Holdings LLC and Jay Walker. (21)

10.36	Engagement letter dated as of January 24, 2011 between Walker Digital, LLC and IP Navigation Group, LLC (21)

10.37	Amendment to Engagement Letter dated as of August 8, 2012 between Walker Digital, LLC and IP Navigation Group, LLC (21)

10.38	Second Amendment to Engagement Letter dated as of August 2013 between Walker Digital, LLC and IP Navigation Group, LLC (21)

10.39	Registration Rights Agreement, dated as of February 10, 2014, by and between Patent Properties, Inc. and the holders party thereto.*

10.40	Registration Rights Indemnification Agreement, dated as of February 10, 2014, by and between Patent Properties, Inc. and Walker Digital, LLC.*

10.41	Executive Employment Agreement, dated as of February 10, 2014, between Jonathan Siegel and Patent Properties, Inc.*

10.42	Executive Employment Agreement, dated as of May 27, 2014, between Kara B. Jenny and Patent Properties, Inc.(22)

21.1	Subsidiaries of GlobalOptions Group, Inc. (19)

23.1	Consent of Marcum LLP.* *

23.2	Consent of Olshan Frome Wolosky LLP (formerly known as Olshan Grundman Frome Rosenzweig & Wolosky LLP) (contained in Exhibit 5.1). *

24.1	Power of Attorney*.

101.INS	XBRL Instance Document.**

101.SCH	XBRL Taxonomy Schema.* *

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.* *

101.DEF	XBRL Taxonomy Extension Definition Linkbase.* *

101.LAB	XBRL Taxonomy Extension Label Linkbase.* *

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.**

*	Previously filed.
**	Filed herewith.
(1)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on June 30, 2005, as amended.
(2)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on December 11, 2006.
(3)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on December 22, 2006.
(4)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on February 23, 2007.
(5)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on May 16, 2007.
(6)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-QSB filed with the Commission on August 14, 2007.
(7)	Incorporated by reference to the exhibits included with our annual report on Form 8-K filed with the Commission on July 30, 2008.

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(8)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-Q filed with the Commission on August 14, 2009.
(9)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-Q filed with the Commission on August 16, 2010.
(10)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 8, 2010.
(11)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on January 23, 2012.
(12)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on January 23, 2012.
(13)	Incorporated by reference to the exhibits included with our annual report on Form 10-K filed with the Commission on March 30, 2012.
(14)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on July 15, 2013.
(15)	Incorporated by reference to the exhibits included with our quarterly report on Form 10-Q filed with the Commission on July 23, 2013.
(16)	Incorporated by reference to the exhibits included with our annual report on Form 10-K filed with the Commission on April 1, 2013.
(17)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 9, 2013.
(18)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 23, 2013.
(19)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 24, 2013.
(20)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on September 27, 2013.
(21)	Incorporated by reference to the exhibits included with our registration statement on Form S-1 filed with the Commission on February 7, 2014.

(22)	Incorporated by reference to the exhibits included with our current report on Form 8-K filed with the Commission on May 28, 2014.

(b) All financing statements schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or other notes hereto.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however , That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATENT PROPERTIES, INC.

Date: October 8, 2014	By:	/s/ Jonathan Ellenthal
Jonathan Ellenthal
Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Executive Chairman of the Board of Directors	October 8, 2014
Jay Walker

/s/ Jonathan Ellenthal	Vice Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	October 8, 2014
Jonathan Ellenthal

*	Director	October 8, 2014
Nathaniel J. Lipman

*	Director	October 8, 2014
Robert Kelly

*	Director	October 8, 2014
Sharon Barner

*	Director	October 8, 2014
Harvey W. Schiller, Ph.D.

/s/ Kara B. Jenny	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	October 8, 2014
Kara B. Jenny

* /s/ Jonathan Ellenthal
Jonathan Ellenthal, as attorney in fact

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